Exhibit 3.2

Articles of Association

CYBER-ARK SOFTWARE LTD.

A Limited Liability Company

The Companies Law, 1999

1.	PRIVATE COMPANY

The Company is a private company as defined under the Law (as defined below). The following restrictions will apply:

(a) the right to transfer the shares of the Company shall be restricted in the manner provided herein.

(b) the number of shareholders of the Company (excluding persons who are in the employment of the Company, and persons who, having been formerly in the employment of the Company were while in that employment and have continued after the termination of that employment to be shareholders in the Company) shall be limited to fifty (50), provided that, for the purposes of this provision, where two or more persons jointly hold one or more shares in the Company, they shall be treated as a single shareholder.

(c) no invitation shall be issued to the public to subscribe for any shares or debentures or debenture stocks of the Company.

Any reference herein to an offering to the public of the Company’s securities shall not derogate from the provisions of this Article 1, and no such offering shall be effected prior to adopting such amendments to these Articles as are legally required therefor.

2.	INTERPRETATION

(a) Unless the subject or the context otherwise requires, words and expressions defined in the Israeli Companies Law, 1999 in force on the date when these Articles or any amendment thereto, as the case may be, first became effective shall have the same meanings herein; words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender; and words and expressions importing persons shall include bodies corporate.

(b) The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

(c) In these Articles, unless the context requires otherwise:

“Acquisition” - shall mean the closing of either (i) the Company’s sale of all or substantially all of its assets or (ii) the acquisition of the Company by another entity by means of a share purchase, merger or consolidation resulting in the sale or exchange of outstanding shares of the Company such that the shareholders of the Company prior to such transaction or series of related transactions own less than fifty percent (50%) of the voting power of the Company or the surviving entity.

“Affiliate” or “affiliate” - (i) with respect to any entity, any entity or individual which ,via one or more intermediaries, controls, is controlled by or is under common control with, such entity; (ii) with respect to an entity which is a limited partnership, any of its limited partners, and any affiliated limited partnership managed by the same management company or managing general partner of such entity or any entity or individual which, via one or more intermediaries, controls, is controlled by, or is under common control with, such management company or managing general partner, or (iii) with respect to any limited liability company, the members of any limited liability company and/or affiliated limited liability companies managed by the same management company or managing member of such limited liability company or by any entity or individual which, via one or more intermediaries, controls, is controlled by, or is under common control with, such management company or managing member. The term “control” as used in these Articles shall mean the holding of the majority of the shares of such party, or the power to appoint the majority of the directors of such party or the power to direct the management and policies of such party, through contractual means or otherwise.

“Article 14 Affiliate” - shall mean, in connection with a Major Shareholder, any of its Affiliates, the Affiliates of such Major Shareholder’s controlling shareholder, partner or member (as the case may be),its Permitted Transferees or a Director appointed by such Major Shareholder, but in all cases excluding (a) with respect to a limited partnership, any of its limited partners, unless a limited partner would be considered affiliated to the Major Shareholder, for reasons other than the mere fact that such limited partner is a limited partner of the Major Shareholder, or (b) in respect of any limited partnership, investment company or holding company, any portfolio company thereof in which such Major Shareholder does not maintain effective management and control.

“Articles” - shall mean the Articles of Association of the Company as shall be in force and amended from time to time.

“Board” - shall mean the board of directors of the Company.

“Change in Control” means any merger or consolidation of the Company with or into another entity, other corporate reorganization or other transaction or series of related transactions as a result of which the holders of a majority of the shares or voting rights in the Company prior to such transaction or series of related transaction do not represent a majority of the shares or voting rights in the Company following such transaction or series of related transactions.

“Company” - shall mean Cyber-Ark Software Ltd.

“Conversion Price” - shall have the meaning ascribed to it in Article 11(a)(1).

“Director(s)” - shall mean the members, from time to time, of the Board as appointed in accordance with these Articles.

“Dividend Preference Amount” - shall mean 8% of the applicable Original Issue Price in respect of such share.

“Equity Securities” - shall mean any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any of the foregoing securities, or any agreement or commitment to issue any of the foregoing.

“Goldman Entities” - shall mean The Goldman Sachs Group, Inc., Bridge Street 2011, L.P., Bridge Street 2011 Offshore L.P. and MBD 2011 Holdings, L.P., and any Affiliates of any of the foregoing that holds Equity Securities.

“Goldman Sachs” - shall mean the holders of a majority of the Equity Securities held by the Goldman Entities.

“IPO” - shall mean the closing of an initial firmly underwritten public offering of the Company’s Ordinary Shares, under the US Securities Act of 1933, as amended, the Israeli Securities Law, 1968, or similar securities laws of another jurisdiction, and listing on a recognized national securities exchange or The Nasdaq Stock Market.

“JVP” - shall mean the holders of a majority of the Equity Securities held by the JVP Entities.

“JVP Entities” - shall mean JVP Opportunity VI Fund L.P., Jerusalem Venture Partners IV L.P., Jerusalem Venture Partners IV, Jerusalem Venture Partners Entrepreneurs Fund IV, L.P. and Jerusalem Venture Partners IV (Israel), L.P.

“Law” - shall mean the Companies Law as shall be in effect from time to time and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

“Major Shareholder” - shall mean a Shareholder who holds at least three and one third percent (3.33%) of the Company’s issued and outstanding share capital, calculated on an as converted basis to Ordinary Shares.

“NIS” - shall mean New Israeli Shekels.

“Office” - shall mean the registered office of the Company, as it shall be from time to time.

“Ordinary Share(s)” - shall mean the Ordinary Share(s) of the Company, NIS 0.01 nominal value each.

“Original Investors” - shall mean Cabaret Security Ltd., a company incorporated in Israel, and ArbaOne Inc., a company incorporated in the State of California, USA.

“Original Issue Price” - shall mean (as appropriately adjusted for any subdivision, combination or similar event with respect to the applicable Preferred Shares):

with respect to Series A Preferred Shares, a price of $19.84 per share, or, following the issuance of 1:10 bonus shares pro rata to all of the shareholders of the Company on June 5 (the “2012 Bonus Shares Issuance”), a price of $1.984;

with respect to Series A1 Preferred Shares, a price of $44.30 per share, or, following the 2012 Bonus Shares Issuance, a price of $4.43;

with respect to Series B Preferred Shares, a price of $14.09 per share, or, following the 2012 Bonus Shares Issuance, a price of $1.409;

with respect to Series B1 Preferred Shares, a price of $15.4524 per share, or, following the 2012 Bonus Shares Issuance, a price of $1.54524; and

with respect to Series B2 Preferred Shares and the Series B3 Preferred Shares, a price of $15.234 per share, or, following the 2012 Bonus Shares Issuance, a price of $1.5234.

“Permitted Major Shareholder Transaction” shall mean either (i) the exercise by a Major Shareholder of its rights under any of Articles 16, 17, 19 and 35 below, or (ii) an investment by a Major Shareholder in the Company at a Company pre-money valuation of no less than the greater of (A) $120 million; and (B) three times the annual revenues of the Company, provided however that such investment was approved by a majority of the Shareholders who do not have a “personal interest” (within the meaning of the Law) in approving such transaction.

“Permitted Transferees” - shall mean (i) with respect to an individual, any parent, spouse or lineal descendant of such individual or a company or other entity fully owned by such individual, or a trust for the benefit of such individual or for the benefit of such individual’s Permitted Transferees; (ii) with respect to any Original Investor, any other Original Investor and/or their Permitted Transferees as set forth herein; or (iii) with respect to any entity, any Affiliate of such entity; or (iv) with respect to a Shareholder who is a trustee, any beneficiary of such trust (and/or the beneficiary’s Permitted Transferees) or an alternate trustee; provided, in each case, that such Permitted Transferee undertake in writing and in advance to be bound by any confidentially and lock-up provisions towards the Company, similar to those applying (if at all applying) on the transferor.

“Preferred Majority” - shall mean holder(s) of a majority of the issued and outstanding Preferred Shares (voting as one class on an as-converted basis to Ordinary Shares).

“Preferred Share(s)” - shall mean each of the Series A Preferred Share(s), Series A1 Preferred Share(s), Series B Preferred Share(s), Series B1 Preferred Share(s), Series B2 Preferred Share(s) and the Series B3 Preferred Share(s), or all of the foregoing collectively, as the case may be.

“Preferred Shareholder(s)” - shall mean the holder(s) of Preferred Shares.

“Preferred Super Majority” - shall mean holder(s) of seventy-six (76) per cent of the issued and outstanding Preferred Shares (voting as one class on an as-converted basis to Ordinary Shares).

“Qualified IPO” - shall mean the Company’s IPO in which the per share public offering price would yield a Company pre-money valuation of at least US$175,000,000 (One Hundred and Seventy Five Million US Dollars)with aggregate gross proceeds to the Company in excess of US$30,000,000 (Thirty Million US Dollars) (net of underwriters’ discounts, concessions, commissions and expenses).

“SCP” - shall mean any of (i) Seed Capital Partners LLC, a Softbank affiliate fund, (ii) Seed Capital Partners Advisors Fund LLC, (iii) Chase-Seed Investments LLC and (iv) Seed Capital Partners II LLC.

“Series A Preferred Share(s)” - shall mean the Series A Preferred Share(s) of the Company, NIS 0.01 nominal value each.

“Series A1 Preferred Share(s)” - shall mean the Series A1 Preferred Share(s) of the Company, NIS 0.01 nominal value each.

“Series B Preferred Share(s)” - shall mean the Series B Preferred Share(s) of the Company, NIS 0.01 nominal value each.

“Series B1 Preferred Share(s)” - shall mean the Series B1 Preferred Share(s) of the Company, NIS 0.01 nominal value each.

“Series B2 Preferred Share(s)” - shall mean the Series B2 Preferred Share(s) of the Company, NIS 0.01 nominal value each.

“Series B3 Preferred Share(s)” - shall mean the Series B3 Preferred Share(s) of the Company, NIS 0.01 nominal value each.

“Series A Preferred Shareholder(s)” - shall mean the holder(s) of Series A Preferred Shares.

“Series A1 Preferred Shareholder(s)” - shall mean the holder(s) of Series A1 Preferred Shares.

“Series B Preferred Shareholder(s)” - shall mean the holder(s) of Series B Preferred Shares.

“Series B1 Preferred Shareholder(s)” - shall mean the holder(s) of Series B1 Preferred Shares.

“Series B2 Preferred Shareholder(s)” - shall mean the holder(s) of Series B2 Preferred Shares.

“Series B3 Preferred Shareholder(s)” - shall mean the holder(s) of Series B3 Preferred Shares.

“Shareholder(s)” - shall mean the holders of shares of any class of the Company registered in the Company’s Shareholders Register.

“Threshold Amount” - shall mean three and one third percent (3.33%) of the issued and outstanding share capital of the Company on an as-converted basis.

“Vertex”- shall mean Vertex Israel II (C.I.) Fund, L.P., Vertex Israel II (A) Fund L.P., Vertex Israel II (B) Fund L.P., Vertex Israel II Discount Fund L.P. and Vertex Israel II (C.I.) Executive Fund L.P.

(d) Words and expressions defined in the Memorandum of Association of the Company shall have the meanings defined therein.

(e) Aggregation of Shareholdings. All Shares of the Company held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under these Articles, including, without limitation, for the definitions of “Major Shareholder” and “Threshold Amount” herein, and for the calculation of any such entity’s or persons pro rata share. For avoidance of doubt, it is hereby clarified that for all means and purposes, including for the determination of the availability of any rights and for the calculation of any such entity’s pro rata shares,(i) all Shares of the Company held or acquired by any of the JVP Entities shall be aggregated together, without regard to the specific series of shares held by each affiliated entity, (ii) all Shares of the Company held or acquired by Vertex shall be aggregated together, without regard to the specific series of shares held by each affiliated entity, (iii) all Shares of the Company held or acquired by SCP shall be aggregated together, without regard to the specific series of shares held by each affiliated entity,(iv) all Shares of the Company held or acquired by any of the Goldman Entities and their Affiliates shall be aggregated together, without regards to the specific series of shares held by each affiliated entity,, and (v) all Shares of the Company held or acquired by the Original Investors and their Affiliates shall be aggregated together, without regards to the specific series of shares held by each Original Investor, and/or any affiliated entity. For purposes of this Section, Shares of the Company held by another Shareholder for which a Shareholder holds the power to vote shall be deemed as being held by the latter for the purpose of determining the availability of any rights under this Agreement, including, without limitation, for the definition of “Major Shareholder” and “Threshold Amount” and for the calculation of a Shareholder’s pro rata share.

3.	PURPOSE OF THE COMPANY

(a) The Company shall engage in any objective as set forth in the Company’s memorandum of association and/or in any legal occupation and/or business.

(b) The Company may donate a reasonable amount (in cash or in kind, including the Company’s securities) to unaffiliated third-party charitable institutions for any lawful purpose that the Board finds appropriate; provided, however that cash and other in-kind donations (other than in Company’s securities) shall not exceed $50,000 annually and donations in Company’s securities shall not, in the aggregate, exceed 0.1% of the total outstanding securities of the Company on a fully diluted basis, even if the donation is not within the business objectives set forth in subsection (a) above.

4.	LIMITED LIABILITY

The shareholders liability for the Company’s obligations is limited to the payment of the nominal value of the Company’s shares.

5.	OFFICE

The Office shall be at such place as the Board shall from time to time resolve.

6.	SHARE CAPITAL

The share capital of the Company is NIS 500,000, divided into 31,785,000 Ordinary Shares of NIS 0. 01 nominal value each, 378,000 Series A Preferred Shares of NIS 0.01 nominal value each, 1,637,000 Series

A1 Preferred Shares of NIS 0.01 nominal value each, 9,000,000 Series B Preferred Shares of NIS 0.01 nominal value each, 2,600,000 Series B1 Preferred Shares of NIS 0.01 nominal value each, 4,000,000 Series B2 Preferred Shares of NIS 0.01 nominal value each and 600,000 Series B3 Preferred Shares of NIS 0.01 nominal value each.

7.	ORDINARY SHARES

The rights attached to the Ordinary Shares shall be all the rights in the Company (except for the special rights attached to the Preferred Shares in these Articles) including, without limitation, the right to receive notices of shareholders meetings, to attend and vote at shareholders’ meetings, to participate in distribution of dividends and to participate in distribution of surplus assets and funds in liquidation of the Company, but excluding and subject to the rights which are expressly attached in these Articles to the Preferred Shares.

8.	RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED SHARES

The Preferred Shares confer on their holders all rights attached to the Ordinary Shares in the Company, and in addition bear the rights and restrictions set forth below.

9.	DIVIDEND PROVISIONS

(a) In the event that dividends are declared and distributed, the holders of the Series B2 Preferred Shares and the Series B3 Preferred Shares shall be entitled to receive, in preference over all other classes and/or series of securities of the Company a cumulative dividend for each Series B2 Preferred Share and Series B3 Preferred Share, pro-rata and pari passu among the Series B2 Preferred Shares and the Series B3 Preferred Shares, equal to an amount at the rate of 8% of the applicable Original Issue Price of each Series B2 Preferred Share and Series B3 Preferred Share then issued and outstanding, per annum, compounded annually, from February 28, 2007 (in case of the Series B2 Preferred Share) or the date of issuance of such Series B3 Preferred Share (in case of the Series B3 Preferred Shares), in each case, to the date of distribution of dividends (“Series B2 and B3 Preference”), provided that in any calendar year, the Series B2and B3 Preference shall not exceed the Dividend Preference Amount in reference to such Shares.

(b) In the event that dividends are declared and distributed and subject to and following the full payment of the Series B2and B3 Preference, the holders of Series B1 Preferred Shares shall be entitled to receive for each Series B1 Preferred Share, prior to the Series B Preferred Shareholders, the Series A Preferred Shareholders, the Series A1 Preferred Shareholders and the holders of Ordinary Shares, a cumulative dividend, pro-rata and pari passu among the Series B1 Preferred Shares equal to an amount at the rate of 8% of the applicable Original Issue Price of such Series B1 Preferred Share, per annum, compounded annually, from the date of issuance of such Series B1 Preferred Share, to the date of distribution of dividends (“Series B1 Preference”); provided that in any calendar year, the Series B1 Preference shall not exceed the Dividend Preference Amount in reference to such Shares.

(c) In the event that dividends are declared and distributed and subject to and following the full payment of the Series B2and B3 Preference and the Series B1 Preference, the holders of Series B Preferred Shares shall be entitled to receive for each Series B Preferred Share, prior to the Series A Preferred Shareholders, the Series A1 Preferred Shareholders and the holders of Ordinary Shares, a cumulative dividend, pro-rata and pari passu among the Series B Preferred Shares, equal to an amount to be accrued at the rate of 8% of the applicable Original Issue Price for such Series B Preferred Share, per annum, compounded annually, from the date of issuance of such Series B Preferred Share, to the date of distribution of dividends (“Series B Preference”), provided that in any calendar year, the Series B Preference shall not exceed the Dividend Preference Amount in reference to such Shares.

(d) In the event that dividends are declared and distributed and subject to and following the full payment of the Series B2 and B3 Preference, the Series B1 Preference and the Series B Preference, the Series A Preferred Shareholders and Series A1 Preferred Shareholders shall be entitled to receive, for each Series A Preferred and/or Series A1 Preferred Shares, prior to the holders of Ordinary Shares, a cumulative dividend, pro-rata and pari passu among the Series A Preferred Shares and the Series A1 Preferred Shares equal to an amount to be accrued at the rate of eight percent (8%) of the applicable Original Issue Price of such Series A Preferred Share and Series A1 Preferred Share, per annum, compounded annually, from the applicable date of issuance of such Series A Preferred Share and Series A1 Preferred Share, to the date of distribution of dividends, (“Series A/A-1 Preference”); provided that in any calendar year, the Series A/A-1 Preference shall not exceed the Dividend Preference Amount in reference to such Shares.

(e) In the event that dividends are declared and distributed and following the receipt of preference dividends pursuant to sub-articles 9(a), 9(b), 9(c) and 9(d) above (including, for the avoidance of doubt, in respect of dividends in any year in excess of the Dividend Preference Amount), the holders of the Ordinary and Preferred Shares (on an as-converted basis) shall be entitled to receive dividends pro-rata and pari passu among them, out of any assets legally available therefor.

10.	LIQUIDATION PREFERENCE

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (“Liquidation Event”), the distribution of the assets and funds of the Company legally available for distribution thereupon (“Available Assets”) shall be made according to the following provisions:

(a) The Series B3 Preferred Shareholders shall be entitled to receive, on a pro-rata basis between them, with respect to each Series B3 Preferred Share issued and outstanding, prior and in preference to the holders of Ordinary Shares, Series A Preferred Shares, Series A1 Preferred Shares, Series B Preferred Shares, Series B1 Preferred Shares and Series B2 Preferred Shares, an amount out of the Available Assets equal to the total of the following (such total referred to as the “Series B3 Liquidation Preference Amount”):

(i)	an amount per share equal to the applicable Original Issue Price for each such Series B3 Preferred Share, plus

(ii)	any accrued but unpaid dividends, accumulated prior to such Liquidation Event in accordance with Article 9 above, for each such Series B3 Preferred Share, less

(iii)	the amount of any Series B2 and B3 Preference received prior to the Liquidation Event on such Series B3 Preferred Share.

(b) The Series B2 Preferred Shareholders shall be entitled to receive, on a pro-rata basis between them, with respect to each Series B2 Preferred Share issued and outstanding, prior and in preference to the holders of Ordinary Shares, Series A Preferred Shares, Series A1 Preferred Shares, Series B Preferred Shares and Series B1 Preferred Shares, an amount out of the Available Assets equal to the total of the following (such total referred to as the “Series B2 Liquidation Preference Amount”):

(i)	an amount per share equal to the applicable Original Issue Price for each such Series B2 Preferred Share, plus

(ii)	any accrued but unpaid dividends, accumulated prior to such Liquidation Event in accordance with Article 9 above, for each such Series B2 Preferred Share, less

(iii)	the amount of any Series B2 and B3 Preference received prior to the Liquidation Event on such Series B2 Preferred Share.

(c) Following the full payment of the Series B3 Liquidation Preference Amount and Series B2 Liquidation Preference Amount, the Series B1 Preferred Shareholders shall be entitled to receive, on a pro-rata basis between them, with respect to each Series B1 Preferred Share issued and outstanding, prior and in preference to the holders of Ordinary Shares, Series A Preferred Shares, Series A1 Preferred Shares and Series B Preferred Shares, an amount out of the Available Assets equal to the total of the following (such total referred to as the “Series B1 Liquidation Preference Amount”):

(i)	an amount per share equal to the applicable Original Issue Price for each such Series B1 Preferred Share, plus

(ii)	any accrued but unpaid dividends, accumulated prior to such liquidation in accordance with Article 9 above, for each such Series B1 Preferred Share, less

(iii)	the amount of any Series B1 Preference received prior to the Liquidation Event on such Series B1 Preferred Share.

(d) Following the full payment of the Series B3 Liquidation Preference Amount, Series B2 Liquidation Preference Amount and the Series B1 Liquidation Preference Amount, the Series B Preferred Shareholders shall be entitled to receive, on a pro-rata basis between them, with respect to each Series B Preferred Share issued and outstanding, prior and in preference to the holders of Ordinary Shares, Series A Preferred Shares and Series A1 Preferred Shares, an amount out of the Available Assets equal to the total of the following (such total referred to as the “Series B Liquidation Preference Amount”):

(i)	an amount per share equal to the applicable Original Issue Price for each such Series B Preferred Share, plus

(ii)	any accrued but unpaid dividends, accumulated prior to such liquidation in accordance with Article 9 above, for each such Series B Preferred Share, less

(iii)	the amount of any Series B Preference received prior to the Liquidation Event on such Series B Preferred Share.

(e) Following the full payment of the Series B3 Liquidation Preference Amount, Series B2 Liquidation Preference Amount, the Series B1 Liquidation Preference Amount and the Series B Liquidation Preference Amount, the Series A1 Preferred Shareholders shall be entitled to receive, on a pro-rata basis between them, with respect to each Series A1 Preferred Share issued and outstanding, prior and in preference to the holders of Ordinary Shares and Preferred A Shares, an amount out of the Available Assets equal to the total of the following (such total referred to as the “Series A1 Liquidation Preference Amount”):

(i)	an amount per share equal to the applicable Original Issue Price for each such Series A1 Preferred Share, plus

(ii)	any accrued but unpaid dividends, accumulated prior to such liquidation in accordance with Article 9 above, for each such Series A1 Preferred Share, less

(iii)	the amount of any Series A/A-1 Preference received prior to the Liquidation Event on such Series A1 Preferred Share.

(f) Following the full payment of the Series B3 Liquidation Preference Amount, Series B2 Liquidation Preference Amount, the Series B1 Liquidation Preference Amount, the Series B Liquidation

Preference Amount, and the Series A1 Liquidation Preference Amount, the Series A Preferred Shareholders shall be entitled to receive, on a pro-rata basis between them, with respect to each Series A Preferred Share issued and outstanding, prior and in preference to the holders of Ordinary Shares, an amount out of the Available Assets equal to the total of the following (such total referred to as the “Series A Liquidation Preference Amount”):

(i)	an amount per share equal to the applicable Original Issue Price for each such Series A Preferred Share, plus

(ii)	any accrued but unpaid dividends, accumulated prior to such liquidation in accordance with Article 9 above, for each such Series A Preferred Share, less

(iii)	the amount of any Series A/A-1 Preference received prior to the Liquidation Event on such Series A Preferred Share.

(g) Upon completion of the distribution required by subsections (a), (b), (c), (d) (e) and (f) of this Article 10, any additional assets of the Company which remain to be distributed out of the Available Assets, shall be divided pro-rata and pari-passu among the holders of the Ordinary Shares and the holders of Preferred Shares, calculated on an as-converted basis (the “Pro Rata Distribution”) until, with respect to each series of Preferred Shares, the holders of such series of Preferred Shares have received in the aggregate, 2 (two) times their Liquidation Preference Amounts set forth in subsections (a) to (f) above (including the Liquidation Preference Amounts set forth in subsections (a) to (f) above). When all holders of Preferred Shares shall no longer be entitled to any further distribution as set forth above, the remaining Available Assets will be continued to be distributed only to holders of Ordinary Shares on a pro rata basis.

(h) Notwithstanding the foregoing, in the event of a Liquidation Event, the holders of Preferred Shares shall be entitled to receive, with respect to each Preferred Share, an amount equal to the greater of (i) the liquidation amounts in accordance with Article 10(a) through this Article 10(g) above, as applicable; and (ii) the payment that would be paid in connection with such Liquidation Event in respect of the number of Ordinary Shares into which such Preferred Shares could be converted as of the effective date of such Liquidation Event, and in case of a distribution made pursuant to sub-section (ii) above, then (x) such holder of Preferred Shares shall not be further entitled to the applicable Liquidation Preference Amounts with respect to such Preferred Shares and (y) the holders of such Preferred Shares shall receive the amounts to which they are entitled on a pro rata basis with the holders of Ordinary Shares.

(i) For the purpose of this Article 10, unless otherwise agreed by the holders of the Preferred Majority, an Acquisition shall be treated by the Company as a Liquidation Event (a “Deemed Liquidation”), entitling all of the Shareholders of the Company to receive at the closing of such Deemed Liquidation, in either cash, securities or other property, the liquidation amounts in accordance with Article 10(a) through Article 10(g) above, provided, that any amounts to be received directly by the Shareholders in any such Deemed Liquidation shall be included in calculations of the Available Assets and provided further that in the event that the majority in interest of the Preferred Shares do not elect to treat such event or transaction as a Deemed Liquidation, then any distribution of Available Assets from such event shall be made pursuant to either (i) the provisions of Article 9, or (ii) to all Shareholders pro rata to their outstanding shareholdings in the Company, calculated on an as converted basis.

(j) Whenever the distribution provided for in Article 10(a) through Article 10(i) shall be payable in securities or property other than cash, such distribution shall be in kind and the value of such distribution shall be the fair market value of such securities or other property. The fair market value of any property (other than securities) shall be as determined in good faith by the Board. The fair market value of any such securities shall be determined as follows:

(I)	Securities not subject to investment letter or other similar restrictions on free marketability covered by (II) below:

(1)	If traded on a securities exchange or through The Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) days period ending three (3) days prior to the closing;

(2)	If actively traded over -the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing, and

(3)	If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

(II)	The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a Shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as in (I), (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Company.

(k) The Company shall give each holder of record of Preferred Shares written notice of such impending Liquidation Event or Deemed Liquidation no later than twenty (20) days prior to the Shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Article 10, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than twenty (20) days after the Company has given notice of any material changes provided for herein, whichever is later; provided, however, that such periods may be shortened upon the written consent of the Preferred Majority.

11.	CONVERSION

The holders of the Preferred Shares shall have the following conversion rights (the “Conversion Rights”):

(a) Right to Convert; Automatic Conversion.

(i) Each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Shares, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the applicable Original Issue Price of such share by the Conversion Price at the time in effect for such share (as may be adjusted in accordance with the provisions of this Article 11, the “Conversion Price”) (the quotient of such a division is hereinafter referred to as the “Conversion Ratio”).The initial Conversion Price per share of the Series B3 Preferred Shares shall be the Series B3 Original Issue Price, the initial Conversion Price per share of the Series B2 Preferred Shares shall be the Series B2 Original Issue Price, the initial Conversion Price per share of the Series B1 Preferred Shares shall be the Series B1 Original Issue Price (except for Series B1 Shares numbered in the Company’s Shareholders Register from numbers (pre 2012 Bonus Shares Issuance) 226,503 to 257,565 (inclusive) for which the initial

Conversion Price per share as of the date of the 2012 Bonus Shares Issuance shall be $1.543), the initial Conversion Price per share of the Series B Preferred Shares shall be the Series B Original Issue Price, the Conversion Price per share of the Series A1 Preferred Shares as of the date of the 2012 Bonus Shares Issuance shall be $2.983, and the Conversion Price per share of the Series A Preferred Shares as of the date of the 2012 Bonus Shares Issuance shall be $1.814.Each Conversion Price will be further subject to adjustment as set forth in Articles 11(c) and 11(d), provided however that no conversion price adjustments shall be made with respect to the Series A1 Preferred Shares and the Series A Preferred Shares, in the event that the issuance of the Additional Shares, as described in Section 11(c) herein, shall be made at a price per share reflecting: (i) a Company valuation of at least USD Thirty Million ($30,000,000) on a fully diluted and as converted basis immediately prior to such issuance with respect to the Series A1 Preferred Shares, and (ii) a Company valuation of at least USD Ten Million and Seven Hundred Thousands ($10,700,000) on a fully diluted and as converted basis immediately prior to such issuance, with respect to the Series A Preferred Shares.

(ii) In addition, all the Preferred Shares shall automatically convert into Ordinary Shares, in accordance with their Conversion Ratio, as applicable (a) upon written notice to the Company signed by the Preferred Majority, (b) upon the consummation of a Qualified IPO, or (c) upon the consummation of an Acquisition at a Company valuation (on a consolidated basis) of not less than $175 million.

(b) Mechanics of Conversion.

(i) A conversion of Preferred Shares pursuant to the election of the holder thereof (in accordance with Article 11(a)(i) above), shall be made by surrendering the certificate or certificates therefor, duly endorsed, at the Office or of any transfer agent for the Preferred Shares, and giving written notice by mail, postage prepaid, or by hand to the Company at its Office, of the election to convert the same and shall state therein the name or names of any nominee for such holder in which the certificate or certificates for shares of Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

(ii) A conversion of Preferred Shares in accordance with Article 11 (a)(ii) above shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been tendered to the Company, but, from and after such conversion, any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares. Upon a Qualified IPO or an Acquisition, the conversion may, at the option of any holder tendering Preferred Shares for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in the case of a Qualified IPO, or the consummation of the Acquisition, in the case of an Acquisition, in which event the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the consummation of such transaction.

(c) Conversion Price Adjustments of Preferred Shares.

The Conversion Price of the Preferred Shares shall be subject to adjustment from time to time as follows:

(i) (A) Upon each issuance by the Company of any Additional Shares (as defined below), after the date upon which any shares of the Preferred Shares were first issued (the “Purchase

Date”), without consideration or for a consideration per share less than the Conversion Price for the Preferred Shares in effect immediately prior to the issuance of such Additional Shares, the Conversion Price for the Preferred Shares in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be reduced to a price, equal to a fraction (A) the numerator of which is the sum of (xx) the total number of Ordinary Shares outstanding prior to the issuance of such Additional Shares (on a fully-diluted basis after giving effect to all Equity Securities and assuming the conversion into Ordinary Shares of all convertible securities) multiplied by the applicable Conversion Price in effect prior to the issuance of such Additional Shares plus (yy) the total amount of the consideration received by the Company for such Additional Shares; and (B) the denominator of which is the sum of the total number of Ordinary Shares outstanding immediately prior to the issuance of such Additional Shares (on a fully-diluted basis after giving effect to all Equity Securities and assuming the conversion into Ordinary Shares of all convertible securities) plus the number of such Additional Shares issued.

(B) No adjustments of the Conversion Price for the Preferred Shares shall be made in an amount less than one cent ($0.01) per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of the three (3) years from the date of the event giving rise to the adjustment being carried forward.

(C) In the case of the issuance of Ordinary Shares for cash, the consideration shall be deemed to be the amount of cash received therefor after giving effect to any discounts, commissions or other expenses, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of Ordinary Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board.

(E) In the case of the issuance of options to purchase or rights to subscribe for Ordinary Shares, or securities by their terms convertible into or exchangeable for Ordinary Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities, the aggregate maximum number of Ordinary Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such options to purchase or rights to subscribe for Ordinary Shares or upon conversion or an exchange of such convertible or exchangeable security shall be deemed to have been issued at the time such options or rights were issued and for a consideration (determined in the manner provided in Articles 11(c)(i)(C) and (c) (i)(D)), if any, received by the Company upon the issuance of such options or rights or securities plus any additional consideration payable to the Company pursuant to the term of such options or rights or securities (without taking into account potential anti-dilution adjustments) for the Ordinary Shares covered thereby; provided, however, that if any options as to which an adjustment to the Conversion Price has been made pursuant to this sub-article (E) expire without having been exercised, then the Conversion Price shall be readjusted as if such options had not been issued (without any effect, however, on adjustments to the Conversion Price as a result of other events described in this Article).

(F) For purpose of Article 11(c)(i) hereof, the consideration for any Additional Shares shall be taken into account at the representative rate of exchange for the U.S. dollar equivalent published on the day such Additional Shares are issued or deemed to be issued pursuant to sub-article 11(c)(i)(E).

(ii) “Additional Shares” shall mean any Ordinary Shares issued (or deemed to have been issued pursuant to sub-article 11(c)(i)(E)) by the Company after the Purchase Date other than:

(A) Shares issued pursuant to a transaction described in sub-article 11(c)(iii) and 11(c)(iv) hereof,

(B) Ordinary Shares, or options, warrants or rights to purchase or subscribe for Ordinary Shares issued (including securities to be issued upon exercise or conversion thereof) to (i) employees, consultants or Directors of the Company or any subsidiary of the Company pursuant to Option Plans and/or Purchase Plans approved by the Company’s Board of Directors, (ii) pursuant to Article 3(b) hereof, or (iii) banks as part as banking credit facility agreements or to broker or investment bankers engagement as part of the engagement with them, provided such agreements or engagement was approved by the Company’s Board of Directors,

(C) Series B2 Preferred Shares issued pursuant to that certain Share Purchase Agreement dated February 28, 2007, and the warrants and Series B3 Preferred Shares issued following the exercise of those certain warrants issued by the Company to certain Series B2 Preferred Shareholders, on February 28,2007 (the “Warrants”), and

(D) Ordinary Shares issued upon conversion of the Preferred Shares.

(iii) If the Company shall subdivide (including by issuing bonus shares) or combine its Ordinary Shares or its share capital, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Company shall fix a record date for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination, or, if the Company shall fix a record date for the purpose of so combining, as at such record date, whichever is earlier.

(iv) If the Company at any time shall pay a dividend payable in additional Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Ordinary Shares (hereinafter referred to as “Ordinary Shares Equivalents”), then the Conversion Price shall be adjusted as at the date the Company shall fix as the record date for the purpose of receiving such dividend (or if no such record date is fixed, as at the date of such payment), to that price determined by multiplying the Conversion Price in effect immediately prior to such record date (or if no such record date is fixed then immediately prior to such payment) by a fraction (a) the numerator of which shall be the total number of shares of Ordinary Shares outstanding and those issuable with respect to such Ordinary Shares Equivalents (the number of shares issuable with respect to Ordinary Shares Equivalents being determined from time to time in the manner provided for deemed issuances in sub-article 11(c)(i)(E)) immediately prior to such dividend, and (b) the denominator of which shall be the total number of shares of Ordinary Shares outstanding and those issuable with respect to such Ordinary Shares Equivalents (determined as aforesaid) immediately after such dividend (plus, in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued fractional shares in connection with such dividend).

(d) Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Article 11(c)(iv), then, in each such case for the purpose of this Article 11(d), the holders of the Preferred Shares shall be entitled to receive such distribution, in respect of their holdings, in accordance with and subject to Article 9 or 10.

(e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Article 10 or this Article 11) provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of shares of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled immediately prior to such recapitalization.

(f) No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 11 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment or dilution.

(g) No fractional Shares and Certificate as to Adjustments

(i) No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of shares of Ordinary Shares to be issued shall be rounded to the nearest whole share.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Shares pursuant to this Article 11, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Shares.

(h) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Ordinary Shares solely for the purpose of effecting the conversion of the shares of the Preferred Shares such number of its shares of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Shares. If at any time the number of authorized but unissued shares of Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company shall immediately take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(j) Notices. Any notice required by the provisions of this Article 11 to be given to the holders of Preferred Shares shall be deemed given 7 business days after being deposited in the Israeli mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the

Company, or on the date actually received, if earlier; provided that, in the case of shareholders located outside of Israel, such notice shall be sent by airmail or facsimile or other rapid form of written communication, confirmation of such notice shall be sent by airmail.

12.	VOTING RIGHTS

The holder of each Preferred Share shall have the right to one vote for each share of Ordinary Shares into which such Preferred Share could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Ordinary Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with these Articles, and without derogating from the provisions of Article 14 shall be entitled to vote, together with holders of Ordinary Shares, with respect to any question upon which holders of Ordinary Shares have the right to vote.

[ARTICLE 13 IS RESERVED]

14.	RESTRICTIVE PROVISIONS

(a) Until the consummation of a Qualified IPO, the Company shall not and shall ensure that no subsidiary of the Company shall, without the consent of the Preferred Majority, do any of the following or cause any subsidiary to carry out any of such actions:(i) amend any provision of these Articles, (ii) increase or decrease the authorized number of Preferred Shares, (iii) create any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series B2 Preferred Shares (other than Series B3 Preferred Shares issued upon the exercise of the Series B3 Preferred Shares Warrants), (iv) authorize a liquidation, dissolution, winding up, recapitalization, restructuring, merger, reorganization, sale of shares of the Company that results in a Change in Control or an Acquisition, (v) authorize the declaration or distribution of dividends to the holders of any class or series of shares, (vi) any action which constitutes a redemption, acquisition or other repurchase by the Company of any Preferred Shares or Ordinary Shares, other than pursuant to share repurchase agreements entered into with employees in the ordinary course of business, (vii) any action which constitutes a sale or other issuance by a subsidiary of its securities to a third party, or (viii) an initial public offering of securities of the Company or a subsidiary that is not a Qualified IPO.

(b) Until the earlier of (i) the consummation of a Qualified IPO, or (ii) the date the Original Investors hold less than three and one third percent (3.33%) of the Company’s share capital (calculated on a fully diluted and as converted basis), the Company shall not, directly or indirectly, and shall ensure that no subsidiary of the Company shall, directly or indirectly, without the consent of (A) the holders of at least a majority of shares held by the Original Investors, on an as converted basis, if such matter is required to be brought before the Shareholders of the Company, or (B) the Director appointed by the Original Investors, in the event the matter is brought before the Board: (i) enter into a transaction or transactions (including any issuance of Equity Securities of the Company) with a Major Shareholder or any of its Article 14 Affiliates, or in which the Major Shareholder has a “personal interest” (within the definition of the Law), other than a Permitted Major Shareholder Transaction, (ii) cause the liquidation, dissolution, winding up, recapitalization, restructuring, merger or reorganization of the Company or a material subsidiary of the Company, or the sale of shares of the Company or a material subsidiary of the Company that results in a Change in Control or sale of all or substantially all of the assets of the Company (or such subsidiary), in either case on the basis of a pre-money valuation (of the Company (or such subsidiary) or its (such subsidiary’s) assets, as applicable), of less than $110 million, (iii) effect an IPO of the Company or any material subsidiary of the Company which would reflect a pre-money valuation for the Company(or such subsidiary) of less than $110 million, or (iv) amend the provisions of these Articles (A) to change rights specifically granted to the Original Investors, which rights, as of the date of the adoption of these Articles, are the rights under Article 2(e), Article 14(b), Article 16(d), Article 19, Article 58, Article 71 or Article 80; or (B) to change the following Articles: Article 2(c) with regard to the following definitions: “Affiliate”, “Dividend Preference Amount”, “Major Shareholder”, “Original Investors”, “Permitted Major Shareholder Transaction”, “Permitted Transferee” “Qualified IPO”, “Threshold Amount” , Article 9 (with regard to the Dividend Preference Amount cap), Article 10(h), Article 10(i) and Article 11(a)(ii).

In the event of a transfer of Equity Securities by the Original Investors (jointly or severally), the Original Investors may elect whether or not to transfer to such proposed transferee (provided such transferee meets the Threshold Amount) their entitlements pursuant to this Article 14(b), provided that the transfer of such entitlement shall revoke such entitlement of the Original Investors as of the said transfer. Other than with regard to Permitted Transferees, the Original Investors Equity Securities shall not be aggregated together with the Equity Securities of their transferees for purposes herein.

(c) Until the consummation of a Qualified IPO, the Company covenants that from the date hereof, the Company shall not, and shall ensure that no subsidiary of the Company shall, without the written consent of the Preferred Super Majority, (i) take any action which adversely affects any of the rights, preferences or privileges of any class of Preferred Shares or the Ordinary Shares (where the authorization and issuance of a class or classes of preferred shares having rights, preferences and privileges senior to the rights, preferences and privileges of any class of Preferred Shares shall not be deemed to adversely affect the Preferred Shares), (ii) authorize a liquidation, dissolution, winding up, recapitalization, restructuring, merger or reorganization of the Company(or any of its material subsidiaries) or sale of shares of the Company (or any of its material subsidiaries) that results in a Change in Control or sale of all or substantially all of the assets of the Company (or such subsidiary), in either case in which the pre-money valuation of the Company (or such subsidiary) or its (or such subsidiary’s) assets is less than $120 million, (iii) effect an IPO of the Company or any material subsidiary of the Company which would reflect a pre-money valuation for the Company (or such subsidiary) of less than $120 million, (iv) enter into a transaction (including, without limitation, issuance of Equity Securities of the Company) with any Major Shareholder or its Article 14 Affiliates, or in which the Major Shareholder has a “personal interest” (within the definition of the Law) (other than a transaction that falls within the definition of Permitted Major Shareholder Transactions),if such transaction is not unanimously approved by the Board, or (v) amends this Article 14(c).

(d) Unless specifically stated otherwise in these Articles, in the event of conflict, the provisions of this Article 14 shall prevail over all other provisions of these Articles.

15.	ALLOTMENT OF SHARES

Subject to the provisions of Article 14 above and Article 16 below, the unissued shares shall be under the control of the Board, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including inter-alia terms relating to calls as set forth in Article 37 hereof), and either at par or at a premium, or, subject to the provisions of the Law, at a discount, and at such times, as the Board may think fit, and the power to give any person the option to acquire from the Company any shares, either at par or at premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board may think fit.

16.	PREEMPTIVE RIGHTS

(a) Prior to a IPO, if the Company proposes to issue or sell any New Equity Securities (as defined hereunder), the Company shall, before such issuance, offer to each Major Shareholder the right to purchase up to its pro-rata share of the New Equity Securities (as defined below). A Major Shareholder’s pro-rata share, for purposes of this Article 16, is the ratio of the number of shares owned by such Major Shareholder immediately prior to the issuance of New Equity Securities (treating all Preferred Shares as if fully converted), to (i) the total number of shares issued and outstanding immediately prior to the issuance of New Equity Securities, (treating all of the Preferred Shares as if fully converted), or (ii) the total number of shares owned by all Major Shareholders immediately prior to the issuance of New Equity Securities, (treating all of the Preferred Shares as if fully converted) in the event the New Equity Securities are offered only to Major Shareholders of the Company. Each Major Shareholder shall also have a right of over-allotment such that if any other Major Shareholder fails to exercise its right hereunder to purchase its full pro-rata share of New Equity Securities, the Major Shareholders who exercised all their preemptive rights hereunder (the “Exercising Holders”) may purchase the non-purchasing Major Shareholder’s portion according to the pro-rata shareholding between the Exercising Holders electing to exercise their right of over-allotment, or as shall otherwise be agreed between the Exercising Holders.

(b) This pre-emptive right shall be subject to the following provisions:

(i) “New Equity Securities” shall mean any Equity Securities excluding (i) securities issued upon the conversion of the Preferred Shares, (ii) securities (including securities to be issued upon exercise or conversion thereof) issued to employees, consultants or Directors of the Company or any subsidiary of the Company according to an employee share option or other incentive plan of the Company approved by the Board, or pursuant to Article 3(b), (iii) any securities issued pursuant to payment of any dividend or distribution with respect to the Company’s issued and outstanding share capital, (iv) any Warrants and Series B3 Preferred Shares issued upon the exercise of the Warrants, or (v) any Series B2 Preferred Shares issued pursuant to that certain Share Purchase Agreement date February 28, 2007; or (vi) any securities issued upon the conversion or exercise of Equity Securities outstanding as of the date these Articles are adopted.

(ii) In the event the Company proposes to undertake an issuance of New Equity Securities (the “Offered Securities”), it shall give each Major Shareholder written notice (referred to in this Article 16 as the “Offer”) stating (i) its bona fide intention to offer the Offered Securities, (ii) describing the number and type of Offered Securities, their price and the general terms upon which the Company proposes to issue same. Each Major Shareholder shall have fourteen (14) days after such Offer is delivered to it, to agree to purchase up to its pro rata share of such Offered Securities and the pro rata share of any Major Shareholders failing or not electing to exercise their full share, on the terms specified in the Offer, by giving written notice to the Company (the “Exercise Notice”) setting forth the maximum number of Offered Securities to be purchased by it. Such Exercise Notice shall constitute a binding obligation of the Major Shareholder to purchase such number of Offered Shares specified in the Exercise Notice as part of the issuance of all the Offered Securities. A failure by a Major Shareholder to notify the Company as to its intent to exercise its pre-emptive right under this Article shall be deemed as a waiver of such right. Immediately following the lapse of the 14 day period, the Company shall notify all Major Shareholders as to which Major Shareholders exercised their rights hereunder, and the extent of such exercise.

(c) The Company shall have one hundred twenty (120) days after the expiration of the fourteen (14) days period set forth in Article 16(b)(ii) to sell or enter into an agreement to sell the Offered Securities with respect of which the Major Shareholders’ pre-emptive right set forth in this Article 16 is not exercised (the “Non Exercised Offered Shares”), on terms no more favorable to the purchasers thereof than specified in the Offer. In the event the Company has not sold or entered into an agreement to sell the Non Exercised Offered Shares in accordance with the foregoing within one hundred twenty (120) days, the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Major Shareholders again in the manner provided in this Article 16.

(d) Notwithstanding the definition of Permitted Transferees, (i) SCP may assign its rights under this Article 16 at any time to Softbank, Inc. and/or Chase Capital Partners, (ii) each of Vertex and each of the Original Investors may assign their rights to each other, or any of them, and (iii) each Major Shareholder shall be entitled to apportion the New Equity Securities to be purchased among its Permitted Transferees, provided that such Major Shareholder notifies the Company of such allocation.

17.	BRING-ALONG RIGHT

(a) Subject to Article 14 above, in the event that any unrelated (to the Company or the Major Shareholders) third party person or entity makes an offer to purchase all of the issued and outstanding shares of the Company, and shareholders holding more than eighty percent (80%) of the issued and outstanding shares of the Company (calculated on an as converted basis) indicate their acceptance of such offer (hereinafter: the “Accepting Shareholders”), and such offer is, in addition to the approvals required under Article 14 above, approved by a majority of the Directors, and such sale is conditioned upon the sale of all remaining shares and/or other Equity Securities of the Company (collectively, for purposes of this Article 17, the “Shares”) to such party, then at the closing of such offer to purchase of all the issued and outstanding Shares of the Company, all of the holders of Shares in the Company (including the holders of remaining Shares who have not indicated their acceptance of the offer (hereinafter: the “Remaining Shareholders”) will transfer such Shares to such person or entity (hereinafter: a “Bring Along Sale”); provided, however, that the consideration for all of the Company’s Shares shall in any event be allocated among the Shareholders in accordance with Article 10 herein (i.e. in accordance with the liquidation preference rights).The provisions set forth in this Article 17 are an independent arrangement, separate from that set forth in Section 341 of the Law, and the conditions or requirements set forth in Section 341 of the Law shall not apply to this arrangement. Without limitation of the foregoing, in the event of a Bring Along Sale, the provisions of Section 341 of the Law may also be implemented, without derogating from this Article 17. The requisite majority for purposes of Section 341 of the Law shall be of Shareholders holding at least 80% of the Company’s issued and outstanding shares on an as-converted basis.

(b) In the event that not all of the Shareholders have transferred their Shares to the offeror in accordance with the foregoing Bring Along Sale, then the Bring Along Sale shall be conducted in the manner prescribed in Article 17(f) below, including any requirement for notices to be provided to the Shareholders by the offeror and the notice periods provided thereby, deposit of funds with the Company for payment to any Remaining Shareholders, and the Company’s obligation to register the Shares of the Remaining Shareholders in the name of the offeror. Each seller of Shares in such Bring Along Sale (a) shall be subject to the same terms and conditions of sale and any related terms and conditions and (b) shall execute such documents and take such actions as may be reasonably required by the majority of the Accepting Shareholders and the Company (except for(i) any non-competition or similar agreements or covenants that would bind such seller or its Affiliates, (ii) any representations and warranties, other than as expressly set forth in Section 17(e) below, and (iii) any agreement or covenant that shall result in such seller being required to incur or pay any expenses in connection with such transaction).

(c) The provisions of this Article 17 shall apply regardless of the form of consideration received in the Bring Along Sale, and (i) upon the consummation of the Bring Along Sale, each holder of any class or series of securities of the Company shall receive the same form of consideration and the same amount of consideration per security as every other holder of such class or series; (ii) if any holders of any class or series of securities of the Company are given an option as to the form and amount of consideration to be received, each other holder of such class or series shall be given the same option; and (iii) any non-cash consideration received by a class or series of securities pursuant to the terms of the Bring Along Sale shall be allocated among the transferors of such class or series of securities pro rata based upon each transferor’s percentage ownership of such class or series of securities sold in the Bring Along Sale. The proceeds received from any Bring Along Sale shall be distributed among the Shareholders in accordance with Article 10.

(d) At least five (5) days prior to the date of consummation of a Bring Along Sale (which date, place and time of such consummation shall be designated by the Accepting Shareholders and notified to each Remaining Shareholder in the notice provided to the Remaining Shareholders at least twenty (20) day prior to the date of consummation of a Bring Along Sale, requiring them to transfer their shares to the offeror in the manner prescribed by Law (hereinafter: the “Bring-Along Notice”)), each Remaining Shareholder shall deliver for transfer to the Company, to be held in escrow for the benefit of such Remaining Shareholder until and subject to the consummation of the Bring Along Sale, duly executed securities transfer deeds in form satisfactory to the Company, and such certificates which represent all of the Shares of the Company held by such Remaining Shareholder or, if applicable, an executed affidavit of lost certificates in the form to be determined by the Company’s Board and provided to such Remaining Shareholders The certificate(s) delivered by each Remaining Shareholder shall be transferred to the offeror identified in the Bring-Along Notice as part of the consummation of the Bring Along Sale. Upon receipt by the Remaining Shareholders of such portion of the proceeds of the Bring Along Sale, to which such Remaining Shareholder is entitled by reason of such Remaining Shareholder’s participation in such sale, the executed documents held in escrow by the Company as set forth above shall be released to the offeror.

(e) In connection with a Bring Along Sale, each participating Shareholder may be required to make reasonable and customary representations and warranties regarding solely to (i) its authority and capacity to enter into the Bring Along Sale; (ii) such Shareholder’s ownership of and authority to transfer the Shares of the Company that such Shareholder transfers in such sale and (iii) the absence of any liens or other encumbrances on such securities; provided, however, that no Shareholder shall be required to make any representations or warranties in any agreement relating to a Bring Along Sale other than the above mentioned representations and warranties relating to such Shareholder, and all such representations, warranties, covenants, indemnities and agreements shall be made by each Shareholder severally and not jointly and that, the aggregate amount of the liability of each Shareholder shall not exceed the lesser of (i) such Shareholder’s pro rata portion of any such liability, to be determined (other than with respect to individual representations, warranties, covenants, indemnities and other agreements of each Shareholder as to the unencumbered title to its securities and the authorization and execution and delivery of the applicable agreements and other than with respect to fraud) in accordance with such Shareholder’s portion of the total proceeds paid in such Bring Along Sale or (ii) the proceeds actually received by such Shareholder in connection with such Bring Along Sale.

(f) To the extent permitted by Law, and in the event the Remaining Shareholders shall fail to comply with the provisions of this Article 17, if the Company shall receive (i) a notice from the offeror, accompanied with the Bring Along Notice duly received by the Remaining Shareholders and (ii) the consideration to be paid to the applicable Remaining Shareholders(in the same form of consideration and the same amount of consideration per Share as such Remaining Shareholder shall be entitled to receive in accordance with the provisions of these Articles), the Company shall, immediately upon the lapse of 30 days period commencing on the date on which Bring Along Notice has been received by the applicable Remaining Shareholders, register the Shares underlying the Bring Along Notice in the name of the offeror, provided that the offeror has deposited the consideration for such Shares into an escrow account established by the Company for the benefit of such Remaining Shareholders, to which a trustee shall be appointed to administrate such account.

18.	REGISTERED HOLDER

(a) If two or more persons are registered as joint holders of a share they shall be jointly and severally liable for any calls or any other liability with respect to such share. However with respect to voting, power of attorney and furnishing notices, the one registered first in the Company’s Shareholders Register, insofar as all the registered joint holders shall not notify the Company in writing to relate to another one of them as the sole owner of the share, as aforesaid, shall be deemed to be the sole owner of the share.

(b) In the case that two or more persons are registered together as holders of a share, each one of them shall be permitted to give receipts binding all the joint holders for dividends or other monies in connection with the share and the Company shall be permitted to pay all the dividends or other monies due with respect to the share to one or more of the joint holders, as it shall choose.

19.	CO-SALE RIGHT

(a) Subject to Articles 14 and 35 herein, in the event of any proposed transfer (directly or indirectly) of Equity Securities by a Shareholder or Shareholders (the “Selling Shareholder”) which would result (in one transaction or in a series of related transactions) in a Change of Control, then each of the Original Investors and Vertex (to the extent such has not exercised its right of first refusal regarding an Offer (as defined in and) pursuant to Article 35 herein - the “Participating Shareholder”) shall have the right within twenty one (21) days after receipt of such Offer to obligate the Selling Shareholder to offer to the proposed transferee to purchase from such Participating Shareholder, on the same terms and conditions specified in the Offer, all (or, at the discretion of such Participating Shareholder - any part) of such Participating Shareholder’s Equity Securities (the “Co- Sale Shares”).

(b) In the event that the proposed transferee is not willing to (i) purchase the full amount of Co-Sale Shares from the Participating Shareholders; or (ii) purchase such Co-Sale Shares on the same terms and conditions as specified in the Offer, then (i) the Selling Shareholder shall not be permitted to sell any Equity Securities to the proposed transferee pursuant to the Offer; and (ii) the Board shall not approve any such transfer and shall not register the proposed transferee(s) as a Shareholder(s) in the Company.

(c) Any transfer of Equity Securities in contravention of the provisions of this Article 19 shall be null and void ab initio.

(d) In the event a Participating Shareholder elects to transfer all or part of its Equity Securities in accordance with the terms of this Article 19, such transfer shall be exempt from the other Major Shareholders’ Right of First Refusal.

(e) In the event of a transfer of Equity Securities by the Original Investors (jointly or severally) or Vertex, each such transferred Equity Security shall be entitled to the Co Sale right hereunder, with respect to such transferred Equity Security.

20.	SHARE CERTIFICATE

(a) A Shareholder shall be entitled to receive from the Company without payment, one certificate that shall contain that number of shares registered in the name of such Shareholder, their class and serial numbering. However, in the event of joint holders holding a share, the Company shall not be obligated to issue more than one certificate to all of the joint holders, and the delivery of such a certificate to one of the joint holders shall be deemed to be a delivery to all of the joint holders.

(b) Each certificate shall carry the signature or signatures of those persons appointed by the Board for this purpose and the rubber stamp or the seal of the Company.

(c) If a share certificate is defaced, lost or destroyed, it may be replaced upon payment of such fee, if any, and on such terms, if any, as to evidence and indemnity as the Board may think fit.

[ARTICLE 21 IS RESERVED]

22.	MODIFICATIONS OF SHARE RIGHTS

Subject to Article 14 above, the Company may change, convert, broaden, add or vary in any other manner the rights, advantages, restrictions and provisions attached at that time to one or more of the classes, after receipt of the consent in writing of the holders of the majority of the issued shares of that class, or with the sanction of a resolution passed at a separate general meeting of the holders of the shares of the class as referred to in Article 54 herein. To every such separate general meeting, the provisions of these Articles relating to general meetings shall mutatis mutandis apply. Any holder of shares of that class present, either personally or by proxy, may request a secret ballot. For avoidance of doubt, subject to Article 14 above, the authorization or issuance of additional securities which grant to the holders of such securities preferences and/or rights superior to those of any specific class of shares, shall not require the aforementioned consent of the majority of the issued shares of that class.

PLEDGE

23. The Company shall have a lien and first pledge on all the shares, not fully paid, registered in the name of any Shareholder (whether registered in his name only or together with another or others) for any amount still outstanding with respect to that share, whether presently payable or not. Such a pledge shall exist whether the dates of payment or fulfillment or execution of the obligations, debts or commitments have become due or not, and shall apply to all dividends that shall be decided upon from time to time in connection with these shares. No benefit shall be created with respect to this share based upon the rules of equity which shall frustrate this pledge, however the Directors may declare at any time with respect to any share, that it is released, wholly or in part, temporarily or permanently, from the provisions of this Article.

24. The Company may sell, in such manner and at such time as the Directors think fit, any of the pledged shares, but no sale shall be made unless the date of payment of the monies or a part thereof has arrived, or the date of fulfillment and performance of the obligations and commitments in consideration of which the pledge exists has arrived, and after a written request has been furnished to the Shareholder or person who has acquired a right in the shares, which sets out the amount or obligation or commitment due from him and which demands their payment, fulfillment or execution, and which informs the person of the Directors’ desire to sell the shares in the event of non- fulfillment of the notice, and the person has not fulfilled his obligation pursuant to the notice within seven days after the notice had been sent to him.

25. The net proceeds of such sale shall be applied in payment of such sum due to the Company or to the fulfillment of the obligation or commitment, and the remainder (if there shall be any) shall be paid to the Shareholder or to the person who has acquired a right in the share sold pursuant to the above.

26. After execution of a sale as aforesaid, the Directors shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the buyer’s name in the Company’s Shareholders Register as the owner of the sold shares and it shall not be the obligation of the buyer to supervise the application of monies nor will his right in the shares be affected by a defect or illegality in the sale proceedings after his name has been registered in the Company’s Shareholders Register with respect to those shares. The sole remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

TRANSFER OF SHARES AND THE MANAGEMENT THEREOF

27. The Board shall not approve the registration of any transfer of shares in case of noncompliance with the provisions of these Articles in respect thereof. If the Board shall make use of its powers in accordance with this Article and refuse to register a transfer of shares, the Board must inform the transferee of its refusal, within 60 days of the day the deed of transfer had been furnished to the Company. For the avoidance of doubt, the Board shall not unreasonably withhold its consent to any transfer of shares in compliance with the terms of these Articles.

28. Each transfer of shares shall be made in writing in the form appearing herein below, or in a similar form, or in any form as to be determined upon by the Board from time to time, such form shall be delivered to the Office together with the transferred share certificates and any other proof the Directors shall require, if they shall so require, in order to prove the title of the transferor.

Deed of Transfer of Shares

I,                     of                    in consideration of the sum of NIS             (New Israeli Shekels) paid to me by                     , of                     (hereinafter called “the said transferee”) do hereby transfer to the said transferee share (or shares) having nominal value of NIS        each one numbered        until        inclusive in                    , to hold onto the said transferee, his executors, administrators, and assigns, subject to the several conditions on which I held the same at the time of the execution hereof; and I, the said transferee, do hereby agree to take the said share (or shares) subject to the conditions aforesaid.

As witness we have hereunto set our hands the    day of                20    .

Transferee	Transferor

Address & Profession	Address & Profession

Witness to the Transferee’s Signature	Witness to the Transferee’s Signature

Address of Witness	Address of Witness

29. The deed of share transfer shall be executed both by the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered into the Company’s Shareholders Register in respect thereof.

30. It shall be permitted to demand a fee for registration of transfer, in a reasonable rate as to be determined by the Directors from time to time.

31. The Company’s Shareholders Register may be closed at such dates and for such other periods as determined by the Board from time to time, upon the condition that the Company’s Shareholders Register shall not be closed for more than 30 days every year.

32. Upon the death of a Shareholder the remaining holders (in the event that the deceased was a joint holder in a share) or the administrators or executors or heirs of the deceased (in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive) shall be recognized by the Company as the sole holders of any title to the shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a share from any obligation with respect to the share that he held jointly with any other holder.

33. Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Directors, have the right, either to be registered as a Shareholder in respect of the share upon the consent of the Directors (who have the right to refuse pursuant to article 27 above) or, instead of being registered himself, to transfer such share to another person, subject to the provisions contained in these articles with respect to transfers.

34. A person becoming entitled to a share because of the death of a Shareholder shall be entitled to receive, and to give receipts for, dividends or other payments paid with respect to the share, but he shall not be entitled to receive notices with respect to Company meetings or to participate or vote therein with respect to that share, or aside from the aforesaid, to use any right of a Shareholder, until he has been accepted as a Shareholder with respect to that share.

35.	RIGHT OF FIRST REFUSAL

(a) Any Shareholder proposing to transfer all or any of his Equity Securities other than to a Permitted Transferee (the “Offeror”) shall first request that the Company, by written notice (the “Offer”) (which shall contain (i) the identity of the Offeror and of the proposed transferee(s) (including the beneficial owner of such proposed transferee), (ii) the number of Equity Securities and description of such Equity Securities to be transferred (the “Offered Shares”) and (iii) the amount of and form of consideration and the proposed terms of sale of the Offered Shares), offer such Offered Shares, on the terms of the proposed transfer, to all Major Shareholders. The Offer shall (i) certify that the Offer or has received a firm offer from the prospective transferee(s) and believes a binding agreement for the transfer is obtainable on the terms set forth in the Offer,(ii) include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed transfer, and(iii) state that the proposed transferee has been informed of the Right of First Refusal granted hereunder. The Company shall comply with such request by sending a copy of the Offer, within two (2) business days, to all Major Shareholders, who did not waive their right to receive such notice in advance. Any Major Shareholder may accept such offer in respect of all or any of the Offered Shares by giving the Company written notice to that effect within twenty one (21) days after being served with the Offer (an “Acceptance Notice”).

(b) If the Acceptance Notices, in the aggregate, are in respect of all of, or more than all of the Offered Shares, then the accepting Major Shareholders shall acquire the Offered Shares, on the terms specified in the Offer, in proportion to their respective pro rata holdings in the Company held by the Major Shareholders, provided that no Major Shareholder shall be required to acquire under the provisions of this Article 35(b) more than the number of Offered Shares initially accepted by such Major Shareholder. Any Offered Shares remaining after the computation of such respective entitlements shall be re-allocated among the accepting Major Shareholders, in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid.

(c) If the Acceptance Notices, in the aggregate, are in respect of less than the number of Offered Shares, then the accepting Major Shareholders shall not be entitled to acquire the Offered Shares and the Offeror, at the expiration of the aforementioned twenty one (21) day period, shall be entitled, to transfer all (but not less than all) of the Offered Shares to the proposed transferee(s) identified in the Offer; provided, however, that in no event shall the Offeror transfer any of the Offered Shares to any transferee other than such accepting Major Shareholders or such proposed transferee(s) or transfer the Offered Shares on terms more favorable to the proposed transferee(s) than those stated in the Offer; and provided further that if the Offered Shares are not transferred within sixty (60) days after the expiration of such twenty one (21) day period, the Offered Shares shall again be subject to the provisions of Article 35 (a).

(d) For the purposes of any Offer under this Article 35, each Major Shareholder shall be entitled to apportion Offered Shares to be purchased among its Permitted Transferees, provided that such Major Shareholder notifies the Offeror of such allocation.

(e) The Right of First Refusal provided in this Article 35 shall terminate upon the earlier of Company’s IPO or Acquisition.

(f) As a condition precedent to any transfer to the proposed transferee(s) identified in the Offer, such transferee(s) shall undertake in writing and in advance to be bound by confidentially and lock-up provisions towards the Company, similar to those applying on the transferor (if at all applying).

(g) This Article 35 shall not apply to the transfer of shares pursuant to Article 17, or to any Participating Shareholder selling its Co-Sale Shares to the proposed transferee(s) pursuant to Article 19.

CALLS

36. A Shareholder shall not be entitled to receive dividends nor to use any right a Shareholder has, unless he has paid all the calls that shall be made from time to time with respect of money unpaid on his shares, whether he is the sole holder or holds the shares together with another person, in addition to interest and expenses if there shall be any.

37. The Directors may, subject to the provisions of these Articles, make calls upon the Shareholders from time to time in respect of any moneys unpaid on their shares, as they shall determine proper, upon the condition that there shall be given prior notice of fourteen business days on every call and each Shareholder shall be obligated to pay the total amount requested from him, or the installment on account of the call (if there shall so be) at the times and places to be determined by the Directors.

38. The calls for payment shall be deemed to have been requested from the date the Board has decided upon the calls for payment.

39. The joint holders of a share shall be jointly and severally liable to pay the calls for payment in full and the installment on account, in connection with such calls.

40. If a sum called in respect of a share is not paid the holders of the share or the person to whom it has been issued shall be liable to pay interest and linkage differentials (hereinafter “interest”) upon the amount of the call or the payments on account, as determined by the Board commencing from the day appointed for the payment thereof to the time of actual payment, but the Board shall be at liberty to waive payment of that interest, wholly or in part.

41. Any amount that according to the condition of issuance of a share must be paid at the time of issuance or at a fixed date, whether on account of the sum of the share or premium, shall be deemed for the purposes of these Articles to be a call of payment that was made duly and the date of payment shall be the date appointed for payment. In the event of non-payment of this amount all of the Articles herein dealing with payment of interest, expenses, forfeiture, pledge and the like and all the other articles connected therewith, shall apply, as if this sum had been duly requested and notice had been given, as aforesaid.

42. The Board may make arrangements at the time of issue of shares for a difference between the holders with respect to the amount of calls to be paid and the times of payment, and the rate of interest.

43. The Board may, if it thinks fit, receive from any Shareholder willing to pay in advance all of the monies or a part thereof that shall be due on account of his shares, in addition to any amounts that the payment in fact has been requested and they shall be permitted to pay him interest at the rate the Board and Shareholder shall agree upon, for the amounts paid in advance as aforesaid, or upon the part thereof which is in excess of the amounts whose payment was at the time requested on account of his shares in connection with which the payments have been made in advance, in addition to paying dividends that will be paid for that part of the share which has been paid in advance.

FORFEITURE OF SHARES

44. If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.

45. The notice shall name a further day, not earlier than the expiration of seven days from the date of the notice, on or before which the amount of the call or installment or a part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment, at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

46. If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. The forfeiture shall include those dividends that were declared but not yet distributed, with respect to the forfeited shares.

47. A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Board think fit. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Board think fit.

48. A person whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares, but shall notwithstanding remain liable to pay to the Company all monies which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of the nominal amount of the shares.

49. The forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company or any claim or demand against it with respect to that share and the other rights and obligations between the share owner and the Company accompanying the share, except for those rights and obligations not included in such a cancellation according to these Articles or that the Law imposes upon former Shareholders.

50. The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

51.	MODIFICATION OF CAPITAL

Subject to the provisions of Article 14 and to the Law and any other applicable law, the Company may, from time to time, by a resolution of its Shareholders:

(a) consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

(b) cancel any shares which have not been taken or agreed to be taken by any person;

(c) by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of smaller amounts than is fixed in Article 6 above;

(d) reduce its share capital and any fund reserved for capital redemption in the manner that it shall deem to be correct under the Law.

(e) issue redeemable shares and redeem the same.

INCREASE OF SHARE CAPITAL

52. Subject to the provisions of Article 14, the Company may decide, from time to time, by a Shareholder’s resolution, to increase its share capital - whether or not all its shares have been issued, or whether the shares issued have been paid in full - by creation of new shares. This new capital shall be in such an amount, divided into shares in such amounts and have such preferable or deferred or other special rights (subject always to the special rights conferred upon an existing class of share), subject to any condition and restrictions with respect to dividends, return of capital, voting or otherwise, all as shall be directed by the general meeting in its resolution sanctioning the increase of the share capital.

53. Subject to any decision to the contrary in the resolution sanctioning the increase in share capital, pursuant to these Articles, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to the same provisions with reference to payment of calls, liens, title, forfeiture, transfer and otherwise as apply to the original share capital.

SHAREHOLDERS MEETINGS

GENERAL MEETINGS

54. The Board, whenever it thinks fit, may convene a special general meeting of the Company’s Shareholders. Such a meeting may also be called by any single Director or by any Shareholder or Shareholders holding together more than 10% of the outstanding share capital of the Company or more than 10% of the voting power in the Company. In the event the meeting is called by a Director or Shareholder(s), the request shall be made to the Board, in a written notice which shall be sent to the Office, specifying the matters to be discussed at such a meeting, and the Board shall convene the meeting as provided for in Section 63 of the Law. If the Board does not convene a meeting within 21 days from the date of the submission of the request as aforesaid, the callers may convene the meeting by themselves, in accordance with the provisions of section 64 of the Law.

55. An Annual General Meeting shall be held once as prescribed by the Law and at such place either within or without the State of Israel as may be determined by the Board. An annual meeting or a special meeting of the Shareholders shall be referred to as “General Meeting” or “Meeting”. A meeting of holders of a class of shares shall be referred to as a “Class” Meeting.

56. In addition to any other requirements under these Articles (including without limiting those set forth in Article 14) or under the Law or under any other applicable law, the following issues shall only be resolved by a General Meeting:

(a) any change to these Articles, as specified in Section 20 of the Law;

(b) exercise of the powers of the Board in accordance with the provisions of Section 52(a) of the Law;

(c) appointment of the Company’s Auditor, the terms of his employment and termination of his employment in accordance with the provisions of Sections 154 to 167 of the Law;

(d) approval of acts and transactions that require approval by the General meeting under the provisions of Sections 255 and 268 to 275 of the Law;

(e) increase and decrease of the registered share capital, in accordance with the provisions of Sections 286 and 287 of the Law;

(f) a merger, as described in Section 320(a) of the Law.

57.	NOTICE OF GENERAL MEETINGS

(a) A prior notice of at least 14 days but no more than 45 days, shall be given with respect to the place, date and hour of the meeting, the agenda of the meeting and the general nature of each item on the agenda. The notice shall be given to the Shareholders entitled to receive notices to General Meeting pursuant to these Articles. In the event that any shares are subject to a voting proxy, only such proxy holder shall be entitled to receive the notice of any General Meeting (and all other communications in such regard).If, by chance, a notice as aforesaid was not given or not received by a Shareholder, this by itself shall disqualify the resolution passed or disqualify the proceedings held at that meeting.

(b) With the consent of all the Shareholders who are entitled, at that time, to receive notices, the Company may convene all meetings to resolve all types of resolutions, upon a shorter advance notice or without any notice and in such manner, generally, as to be approved by the Shareholders.

(c) If one of the issues on the agenda of a General Meeting is a transaction between the Company and a controlling Shareholder as described in Section 273 of the Law, then each Shareholder shall notify the Company prior to that meeting, whether or not he has a personal interest in the approval of such transaction. Votes of Shareholders who did not notify the Company whether they have or not such personal interest shall not be counted in the count of votes.

QUORUM

58. No deliberation shall commence with respect to any matter on the agenda at the General Meeting unless a quorum is present at the time the General Meeting proceeds to act. At a General Meeting a quorum shall be formed at the presence, personally or by proxy, of at least two or more Shareholders holding in the aggregate at least 50% of the voting power of the Company, provided that at least one of the Original Investors is present in person or by proxy.

In the event of a transfer of Equity Securities by the Original Investors (jointly or severally), the Original Investors may elect whether or not to transfer to such proposed transferee (provided such transferee meets the Threshold Amount) their entitlements pursuant to this Article 58, provided that the transfer of such entitlement shall revoke such entitlement of the Original Investors as of the said transfer. Other than with regard to Permitted Transferees, the Original Investors Equity Securities shall not be aggregated together with the Equity Securities of their transferees for purposes herein.

59. If within half an hour from the time appointed for the Meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place, or any other day and/or any other hour and/or any other place as the Board shall notify the Shareholders, and, if at the second meeting a quorum is not present within half an hour from the time appointed for the meeting any two Shareholders, present personally or by proxy, shall constitute a quorum, and shall be entitled to deliberate and resolve in all matters which were on the agenda of the meeting which was originally called. However, if the meeting was convened upon a request under Section 63 or 64 of the Law, then the adjourned meeting shall only be held if at least Shareholders in the number required for the convening of a meeting as specified in Section 63 of the Law are present. No resolutions or decisions may be taken at any adjourned meeting except those which might lawfully have been taken at a meeting as originally called.

60.	CHAIRMAN

The chairman of the Board (the “Chairman”) shall preside as chairman at all General Meetings. If there is no Chairman or he is not present within 15 minutes from the time appointed for the Meeting or if he shall refuse to preside at the Meeting, the Shareholders present shall elect one of the Directors to act as Chairman, and if only one Director is present he shall act as Chairman. If no Directors are present or if they all refuse to preside at the meeting the Shareholders present shall elect one of the Shareholders present to preside at the meeting. The Chairman shall have no special rights or privileges, as such, other than provided by Law.

61.	POWER TO ADJOURN

The Chairman may, with the consent of any Meeting at which a quorum is present, and shall do so if so directed by the Meeting, adjourn the Meeting from time to time and from place to place, as the Meeting shall decide. If the Meeting shall be adjourned for ten days or more a notice shall be given of the adjourned meeting as in the case of an original Meeting. Except as aforesaid no Shareholder shall be entitled to receive any notice of an adjournment or of the business to be transacted at the adjourned Meeting. No resolutions or decisions may be taken at any adjourned meeting except those which might lawfully have been taken at a meeting as originally called.

ADOPTION OF RESOLUTIONS

62. Except as otherwise expressly set forth in Article 14 (Restrictive Provisions), elsewhere in these Articles or as required by the Law, a resolution shall be deemed to be passed at any Shareholders meeting if it received an ordinary majority of the votes of the Shareholders present, in person or by proxy, and entitled to vote at the meeting. At every Meeting a resolution put to the vote of the Meeting shall be decided upon by a show of hands, unless before or upon the declaration of the result of the show of hands a secret ballot in writing be demanded by the chairman (if he is entitled to vote) or by any Shareholder present, in person or by proxy, and entitled to vote at the meeting. Except if a secret vote is demanded as aforesaid, the declaration of the chairman that the resolution has been carried or carried unanimously or by a particular majority, or lost, or not carried by a particular majority, shall be final, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without the necessity of proving the number or proportion of the votes recorded in favor or against such a resolution.

63. If a secret ballot is duly demanded, it shall be taken in such manner as the Chairman directs, whether immediately or after an adjournment or in a postponed manner or otherwise, and the results of the ballot shall be deemed to be a resolution of the meeting wherein the secret ballot was demanded. Those requesting a secret ballot can withdraw their request at any time before the secret ballot is held. A secret ballot demanded on the election of the Chairman, or on a question of adjournment shall be taken forthwith. A secret ballot demanded on any other question shall be taken at such time as the Chairman of the Meeting directs. A demand for a secret ballot shall not prevent the continuation of the Meeting with respect to the transaction of any other business, except for the matter with respect to which the secret ballot was demanded. All demands or notices hereunder may be submitted by facsimile.

64. Subject to and without derogating from the right or preference rights or restrictions existing at that time with respect to a certain class of shares forming part of the capital of the Company, each Shareholder present at a meeting, personally or by proxy, shall be entitled, whether at a vote by show of hands or by secret ballot, to one vote for each share held by him, provided that no Shareholder shall be permitted to vote at a general meeting or appoint a proxy to vote therein except if he has paid all calls for payment and all monies due to the Company from him with respect to his shares.

65. In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for the purpose of this article seniority shall be determined by the order in which the names stand in the Company’s Shareholders Register. Joint holders of a share of which one of them is present at a meeting shall not vote by proxy. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders.

PROXIES

66. (a) In every vote a Shareholder shall be entitled to vote either personally or by proxy. A proxy present at a meeting shall also be entitled to request a secret ballot. A proxy need not be a Shareholder of the Company.

(b) A Shareholder of the Company that is a corporation or partnership shall be entitled by decision of its Board or by a decision of a person or other body, according to its articles, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative, appointed as aforesaid, shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself may use just as if it was a person.

67. (a) A vote pursuant to an instruction appointing a proxy shall be valid notwithstanding the death of the appointor or the appointor becoming of unsound mind or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing was given of the death, becoming of unsound mind, cancellation or transfer and was received at the office before the meeting took place.

(b) A Shareholder is entitled to vote by a separate proxy with respect to each share held by him provided that each proxy as aforesaid shall have a separate letter of appointment containing the serial number of the shares with respect to which the proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the holders of such instrument to a vote.

INSTRUMENT OF APPOINTMENT

68. A letter of appointment of a proxy or power of attorney or other certificate (if there shall be such) pursuant to which the appointee is acting, shall be in writing, and the signature of the appointor shall be confirmed by an advocate or public notary or bank or in any other manner acceptable by the Directors and such instrument or a copy thereof confirmed as aforesaid, shall be deposited in the office, or in another place in Israel or abroad - as the Directors shall direct from time to time generally or with respect to a particular case, no later than 24 hours prior to the commencement of the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, otherwise that person shall not be entitled to vote that share. An instrument appointing a proxy and which is not limited in time shall not be valid 12 months after the date of its execution. If the appointment shall be for a limited period (limited by either a date or an event), the instrument shall be valid for the period contained therein.

69. An instrument appointing a proxy (whether for a specific meeting or otherwise) may be in the following form or in any other similar form which the circumstances shall permit:-

“I,                    , of                    , a Shareholder holding shares in          and entitled to        votes hereby appoint                    , of                    , or in his place                    , of                    , to vote in my name and in my place at the general meeting (regular, extraordinary, adjourned - as the case may be) of the Company to be held on the    day of                20    and at any adjournment thereof.

In witness whereof, I have hereby affixed my signature the    day of                20    .

Appointor’s Signature

I hereby confirm that the foregoing instrument was signed by the appointer.

(name, profession and address)

70.	RESOLUTION IN WRITING

A resolution in writing signed by all Shareholders of the Company then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent (by letter, facsimile or otherwise) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

BOARD OF DIRECTORS

71.	COMPOSITION OF THE BOARD

Until the IPO:

(a) Size of the Board. The Board shall consist of up to seven (7) members.

(b) Composition of the Board. (i) For so long as the JVP Entities hold in the aggregate at least 25% of the issued and outstanding share capital of the Company on an as-converted basis to Ordinary Shares, JVP shall be entitled to appoint two (2) Directors and for so long as it holds at least the Threshold Amount, JVP shall be entitled to appoint one (1) Director; (ii) for so long as the Goldman Entities hold in the aggregate at least the Threshold Amount, Goldman Sachs shall be entitled to appoint one (1) Director; (iii) subject to Article 71(b1) below, for so long as the Original Investors(jointly or severally) hold at least the Threshold Amount, the Original Investors shall be entitled to appoint one (1) Director, and for so long as the Original Investors (jointly or severally) hold at least one and two thirds percent (1.66%) of the issued and outstanding share capital of the Company (and less than the Threshold Amount), the Original Investors shall be entitled to appoint one (1) observer and the provisions of Article 71(c) below shall apply; (iv) one (1) Director shall be the CEO of the Company; (v) one (1) Director shall be an industry expert nominated by JVP, for so long as JVP holds at least the Threshold Amount, and approved by the Preferred Super Majority; and (vi) one (1) Director shall either be (A) until the earlier of (x) such date that Vertex ceases to hold the Threshold Amount, and (y) the consummation of the Company’s IPO, a person appointed by Vertex, or(B) an industry expert (who, for so long as Goldman Sachs holds at least the Threshold Amount, shall be recommended by Goldman Sachs) appointed by the holders of the Preferred Majority. For so long as each of Vertex and Goldman Sachs is entitled to appoint or recommend the appointment of such director pursuant to (A) above, the Directors referred to in (A) and (B) above shall rotate every six months (or, if such Director was not appointed by the entitled party in accordance with the preceding sentence, then such seat shall be vacant during such period, subject, however, to the other party’s right to appoint an observer during such period as mentioned below) At the end of each six-month term described in (vi) above, such entitled party shall be entitled to appoint an observer (and if such entitled party had appointed a Director during such then ending term then such appointee shall become an observer in lieu of a Director) and the provisions of Article 71(c) below shall apply to him/her until he/she is appointed to be a Director or is replaced pursuant to this Article 71 or Article 72 below. Without derogating from the foregoing paragraph, for and for so long as Vertex hold at least one and two thirds percent (1.66%) of the issued and outstanding share capital of the Company (and less than the Threshold Amount), Vertex shall be entitled to appoint one (1) observer and the provisions of Article 71(c) below shall apply.

(b1) In the event of a transfer of Equity Securities by the Original Investors (jointly or severally) or Vertex, the Original Investors or Vertex, as applicable, may elect whether or not to transfer to such proposed transferee (provided such transferee meets the Threshold Amount) their entitlement to appoint a Director/observer pursuant to Article 71(b)(iii) or Article 71(b)(vi), as applicable, provided that the Original Investors or Vertex, as applicable, together with any transferee thereof shall not be entitled to more than one Director/observer. Other than with regard to Permitted Transferees, the Original Investors Equity Securities or Vertex Equity Securities, as applicable, shall not be aggregated together with the Equity Securities of their transferees for purposes herein.

(c) Observers. Board observers shall be invited in a non-voting capacity to all meetings of the Board and its committees and shall have the right to receive all of the information received by the Directors and the members of its committees, provided that the observer will execute a standard nondisclosure undertaking with the Company prior to any exposure to such information.

(d) Amendments. Notwithstanding any other provision of these Articles, the provisions of this Article 71 may not be altered or amended to adversely affect any of the rights of any of the Shareholders without the written approval of such Shareholder.

72.	APPOINTMENT AND REMOVAL OF DIRECTORS

(a) Any Shareholder(s) entitled hereunder to appoint a member to the Board shall also be entitled to remove its appointee to the Board and appoint another member in his stead. All appointments to and removals from the Board shall be effected by a letter of appointment or removal, delivered to the Company, and shall be effective as of the date of delivery or the date specified in such letter, whichever is later; provided that notwithstanding the foregoing, the removal of each Director appointed pursuant Article 71(b)(v) above at the end of the applicable 6-month term shall be effected automatically and shall not be subject to the receipt by the Company of a letter of removal.

(b) Subject to Article 72(a), if the office of any member of the Board is vacated the other members of the Board may act in every way and manner so long as their number does not fall below the quorum, at that time, for a Board meeting. If their number does fall below the number for a quorum as aforesaid, they shall not be permitted to act except insofar as to fill the vacant places in the Board or to convene a general meeting of the Company.

73.	ALTERNATE DIRECTOR

(a) Any person, provided he/she is qualified to serve as a Director may serve as a substitute Director (hereinafter - “Substitute”).

(b) A Substitute shall have - in addition to his vote if he himself is a member of the Board - the number of votes equal to the number of Directors for whom he is serving as a substitute.

(c) A Substitute shall have, subject to the provisions of the instrument by which he was appointed, all the powers and authorities that the Director for which he is serving as Director, has, and in the event the substitute is himself a Director, such powers and authorities shall be in addition to his powers as a member of the Board and shall not in any way derogate therefrom.

(d) The provision of Article 72 with respect to the appointment of a Director shall apply with respect to an appointment of a Substitute.

(e) The office of a Substitute shall be automatically vacated if his appointment is terminated by the Shareholder who appointed him in accordance with these Articles, or upon the occurrence of one of the events described in sections (i), (ii), (iii) or (v) of Article 74 or, if the office of the member of the Board with respect to whom he serves as a substitute shall be vacated for any reason whatsoever.

(f) The Substitute has the right to receive notice of convening of a Board meeting and may participate or vote at such meeting only if the Director appointing said Substitute is absent from said meeting.

74.	TERMINATION OF DIRECTOR

Notwithstanding Article 71(a) above, the tenure of office of a Director shall automatically terminate:

(i) if he was declared bankrupt, and if he is a corporate body - it has voluntary decided on liquidation, or a liquidation order was issued against it;

(ii) if he is declared lunatic or becomes of unsound mind;

(iii) if he has resigned by an instrument in writing to the Company;

(iv) if his successor is appointed pursuant to article 72(a) above;

(v) with his death;

(vi) with the liquidation of the Company;

(vii) if he resigned or was dismissed as described in sections 229 to 231 of the Law;

(viii) if he was convicted of an offense, as described in Section 232 of the Law, or following notice in accordance with Section 232A of the Law;

(ix) by decision of the Court as described in Section 233 of the Law.

(x) upon notice in accordance with Section 227A and 245A of the Law

(xi) if his appointment is conditioned upon a minimum percentage of shareholding, and the percentage of shareholding of the Shareholder(s) who appointed him falls below the requisite minimum percentage of shareholdings.

(xii) if his appointment is conditioned upon his position or employment, upon his removal or termination from such a position or employment.

75.	CONFLICT OF INTEREST

Subject to Article 14, a Director shall not be prohibited from fulfilling his rights and duties under these Articles or from entering into contracts with the Company whether as a seller, buyer, service provider or otherwise, and no such contract or arrangement which shall be made on behalf of the Company or in its name, in which the Director is or will be an interested party, either directly or indirectly, shall be in itself void, provided however that:

(a) any transaction between a Director and the Company must be approved in accordance with the Law;

(b) under certain circumstances, as described in Section 278 of the Law, the interested Director may not participate or vote at the Board; and

(c) the interested Director must disclose all information as required under Section 269 of the Law and, regarding the substance of his interest in the transaction for which approval is sought, and including any material facts and documents relating thereto all as set forth under the Law

The provisions of this Article shall apply also to a Substitute or alternate Director, as appropriate.

76.	REMUNERATION OF DIRECTOR

(a) A Director may hold another paid position or function in the Company or in any other company that the Company is a shareholder of or that it has some other interest in, together with his position as a director (except as an auditor) upon those conditions with respect to salary and other matters as decided by the Board, subject to Article 75 above.

(b) Subject to Article 14, members of the Board, who are not employees of the Company or its subsidiary, or service providers, shall not receive a salary from the Company unless the general meeting has so decided and in the amount that the general meeting shall decide upon, but shall only be entitled to reimbursement for their reasonable expenses incurred in order to attend the Board meeting.

(c) Subject to Article 14 and the Law, or any other applicable law, if pursuant to a decision of the Directors, one of the Directors shall perform services or tasks aside from his regular duties as a Director, whether as a result of his particular profession or by a trip or stay abroad or otherwise, the Directors may decide to pay him a special wage in addition to his regular salary, and such a wage shall be paid by way of salary, commission, participation in profits or otherwise and this wage shall be in addition to his regular salary, if there shall be any, or will be in place thereof, as shall be decided.

[Articles 77 and 78 are reserved]

79.	POWERS AND DUTIES OF DIRECTORS

(a) The formulation of the Company’s business and policy, as well as the supervision of its management, and all other powers and authorities of the Company which under the Law and/or any applicable law are not vested in the General Meeting of the Company or in any of its other organs, shall vest in the Board, which may exercise all such powers and do all such acts as the Company is authorized to exercise and do.

(b) The powers of the Board under this article cannot be delegated to the General Manager.

(c) The Board shall have all the powers and authorities to exercise the powers and authority conferred on the Board by this Article, subject to the provisions of these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board which would have been valid if such regulation or resolution had not been adopted.

80.	FUNCTIONS OF THE DIRECTORS

(a) The Board shall convene at least eight times a year.

(b) Quorum. A quorum at a meeting of the Board shall consist of a majority of the Directors, provided that for so long as the Original Investors shall be entitled to appoint a Director pursuant to the terms of Article 71(b) above, such majority shall include such Director. If a quorum is not present at any Board meeting, a deferred meeting shall be held three (3) business days thereafter. At such deferred meeting any number of Directors present shall constitute a quorum.

In the event of a transfer of Equity Securities by the Original Investors (jointly or severally), the Original Investors may elect whether or not to transfer to such proposed transferee (provided such transferee meets the Threshold Amount) their entitlements pursuant to this Article 80, provided that the transfer of such entitlement shall revoke such entitlement of the Original Investors as of the said transfer. Other than with regard to Permitted Transferees, the Original Investors Equity Securities shall not be aggregated together with the Equity Securities of their transferees for purposes herein.

81.	CHAIRMAN

The Chairman of the Board shall be appointed from time to time by the Board. As long as the JVP Entities are the largest shareholder of the Company, the appointment of the Chairman of the Board shall require the prior written consent of JVP.

MEETINGS

82. Subject to any contrary resolution accepted by the Board and without derogating from any provisions of the Law, any member of the Board may at any time call a Board meeting, and the secretary shall be required on the request of such member to convene a Board meeting.

83. (a) Any notice of a Board meeting can be given orally, by telephone, in writing, or by facsimile or e-mail provided that the notice is given 7 (seven) days before the time appointed for the meeting, unless all the members of the Board having received a shorter notice, shall agree to such a shorter notice. Such notice shall include reasonable details on all subjects on the agenda.

(b) Prior and timely notice of the convening of a Board meeting shall be given to all Directors.

(c) Subject to Article 14, all acts and resolutions of the Board shall be determined by a simple majority of those attending.

(d) Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting.

DELEGATION OF POWER

84. (a) The Board may delegate any of its powers to committees consisting of such member or members of their body as they deem fit and may, from time to time, revoke such delegation. Notwithstanding the above, the Board shall not delegate its powers to any of its committees, on the subjects prohibited under Section 112(a) of the Law.

(b) In the exercise of any power delegated to it by the Board all committees shall conform to any regulations that may be imposed upon them by the Directors, if there shall be any such regulation. If no such regulations are adopted by the Board or if there are no complete and encompassing regulations the committees shall act pursuant to these articles dealing with organization of meetings, meetings and functions of the Board, mutatis mutandis, and insofar as no provision of the Board shall replace it pursuant to this article.

85. Subject to the provisions of the Law, all actions performed in a bona fide fashion by the Board or by a committee of the Board, or by any person acting as a Director or as a Substitute shall be as valid, even if at a later date a flaw shall be discovered in the appointment of such a Director or such a person acting as aforesaid, or that all or some of them were unfit as if each and every one of those persons shall have been duly appointed and fit to serve as a director or substitute as the case may be.

86.	GENERAL MANAGER

(a) The Board may from time to time appoint one or more persons, whether or not he is a member of the Board, as the general manager of the Company (the “General Manager”), either for a fixed period of time or without limiting the time that he or they will stay in office, and they may from time to time (subject to any provision in any contract between him or them and the Company) release him or them from their office and appoint another or others in his or their place.

(b) The Board may from time to time subject to the provisions of the Law, grant and bestow upon the General Manager, at that time, those powers and authorities that it exercises pursuant to these articles, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes and in such time and conditions, and on such restrictions, as it shall decide; and it may grant such authorities whether concurrently with the Board’s authorities in that area, or in excess of them, or in place thereof or any one of them, and it can from time to time revoke, repeal, or change any one or all of those authorities.

(c) The General Manager shall be responsible for the current operation of the Company business within the boundary of the policy determined by the Board and subject to its direction.

(d) The General Manager shall have all the powers of management and implementation, which by the Law or by these Articles were not vested in another organ of the Company, and he shall be subject to the supervision of the Board.

(e) The General Manager may, subject to the approval of the Board, delegate powers to others.

(f) The General Manager shall inform the chairman of the Board of any extraordinary matter that is substantive for the Company.

(g) The General Manager shall submit reports to the Board on subjects, at times and to an extent, as the Board will prescribe.

(h) The Chairman of the Board may - at any time at his own initiative or on decisions by the Board - demand reports from the General Manager on subjects related to the Company’s affairs.

(i) If a notice or report from the General Manager require action on the part of the Board, then the Chairman of the Board shall convene a meeting of the Board without delay.

87.	MINUTES

(a) The Board shall cause minutes to be taken of all general meetings of the Company, of the appointments of officials of the Company, of Board meetings and of committee meetings that shall include the following items, if applicable:

(1) the names of the members present;

(2) the matters discussed at the meeting;

(3) the results of the vote;

(4) resolutions adopted at the meeting;

(5) directives given by the meeting to the committees.

(6) if requested, any reservation of a Shareholder or Director with regard to a matter discussed or resolution passed.

(b) The minutes of any meeting shall serve as prima facie proof as to the facts in the minutes if the minutes are signed by the Director that actually managed the said meeting.

88.	RESOLUTION IN WRITING

A resolution in writing signed by all the members of the Board, or of a committee, or such a resolution that all the members of the Board or a committee have agreed to in writing or by facsimile or e-mail shall be valid for every purpose as a resolution adopted at a Board or committee meeting, as the case may be, that was duly convened and held. In place of a Director the aforesaid resolution may be signed and delivered by his Substitute or his attorney or his Substitute’s attorney.

89.	STAMP AND SIGNATURES

(a) The Company may have a rubber stamp. The Board shall ensure that such a stamp is kept in a safe place.

(b) The Board may designate and authorize any person or persons (even if they are not members of the Board) to act and to sign in the name of the Company, and the acts and signatures of such a person or persons shall bind the Company, insofar as such person or persons have acted and signed within the limits of their aforesaid authority.

(c) The printing of the name of the Company by a typewriter, word processor or by hand next to the signatures of the authorized signatories of the Company, pursuant to sub-article (b) above, shall be valid as if the rubber stamp of the Company was affixed.

90.	BRANCH REGISTERS

The Company may, subject to the provisions of the Law keep in every other country where those provisions shall apply, a register or registers of members living in that other country as aforesaid, and to exercise any other powers referred to in the laws with respect to such branch registers.

91.	SECRETARY, OFFICERS, ATTORNEYS AND OTHERS

(a) The Board may appoint a secretary of the Company upon the conditions that it deems fit. The Board may as well, from time to time, appoint an associate secretary who shall be deemed to be the secretary for the period of his appointment.

(b) The Board may, from time to time appoint to the Company, officers, workers, agents and functionaries to permanent, temporary or special positions, as they shall, from time to time, see fit and set compensation for them.

(c) The Board may, at any time and from time to time, authorize any Company, firm, person or group of people, whether this authorization is done by the Directors directly or indirectly, to be the attorneys in fact of the Company for those purposes and with those powers and discretion which shall not exceed those conferred upon the Board or that the Board can exercise pursuant to these Articles - and for such a period of time and upon such conditions as the Board deems proper, and every such authorization may contain such directives as the Board deems proper for the protection and benefit of the persons dealing with such attorneys.

DIVIDEND

92. Subject to the provisions of these Articles(including Article 9 herein) and subject to any rights or conditions of Preferred Shares and other rights and conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, the profits of the Company shall be distributable to the Shareholders of the Company according to the proportion of the nominal value paid up on account of the shares held by them at the date so appointed by the Company, without regard to the premium paid in excess of the nominal value. Subject to Article 14, actual distribution, setting aside or declaration of dividend requires a decision of the Board.

Subject to Article 14, the Board may issue any share upon the condition that a dividend shall be paid at a certain date or that a portion of the declared dividend for a certain period shall be paid, or that the period for which a dividend shall be paid shall commence at a certain date, or a similar condition, all as decided by the Board. In every such case - subject to the provision mentioned in the beginning of this Article - the dividend shall be paid in respect of such a share in accordance with such a condition.

93. At the time of declaration of a dividend the Company may decide that such a dividend shall be paid in part or in whole, by way of distribution of certain properties, especially by way of distribution of fully paid up shares or debentures or debenture stock of the Company, or by way of distribution of fully paid up shares or debentures or debenture stock of any other Company or in one or more of the aforesaid ways. For purposes of any such distribution, the outstanding Preferred Shares shall be deemed to have been converted into Ordinary Shares as of the time appointed by the Company for the purpose of determining entitlement to participate in such distribution.

94. Subject to Article 14, the Board may, from time to time, declare and cause the Company to pay to the Shareholders dividends as shall be deemed appropriate with regard to the situation of the Company and subject to provisions of the Law.

95. The Board may put a lien on any dividend on which the Company has a charge, and it may use it to pay any debts, obligations or commitments with respect to which the charge exists.

96. A transfer of shares shall not transfer the right to a dividend which has been declared after the transfer but before the registration of the transfer. The person registered in the Company’s Shareholders Register as a Shareholder on the date appointed by the Company for that purpose shall be the one entitled to receive a dividend.

97. [Reserved]

98. A notice of the declaration of a dividend, whether an interim dividend or otherwise, shall be given to the Shareholders registered in the Company’s Shareholders Register, in the manner provided for in these Articles.

99. If no other provision is given, the dividend may be paid by check or payment order to be mailed to the registered address of a Shareholder or person entitled thereto in the Company’s Shareholders Register or, in the case of registered joint owners, to the addresses of one of the joint owners as registered in the Company’s Shareholders Register. Every such check shall be made out to the person it is sent to. The receipt of the person who, on the date of declaration of dividend, is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

100. (a) If at any time the share capital shall be divided into different classes of shares, the distribution of fully paid up shares, from funds pursuant to Article 110 below, shall be made in one of the two following manners as to be decided upon by the Directors:

(i) In such a manner so that all the holders of a share entitled to fully paid up shares shall receive one uniform class of shares; or

(ii) In such manner so that each holder of shares entitled to fully paid up shares as aforesaid shall receive shares of the class of shares held by him and entitling him to fully paid up shares, as aforesaid.

(b) Subject to Article 14, in order to give effect to any resolution in connection with distribution of dividends, or distribution of property, fully paid-up shares or debentures, the Board may resolve any difficulty that shall arise with distribution as it shall deem necessary, especially to issue certificates for fractional shares and to determine the value of certain property for purposes of distribution, and to decide that payment in cash shall be made to the Shareholder on the basis of the value decided for that purpose, or that fractions the value of which is less than one New Israeli Shekel shall not be taken into account for the purpose of coordinating the rights of all the parties. The Board shall be permitted, in this regard, to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Directors shall see beneficial. Wherever required, an agreement shall be submitted to the

Registrar of Companies and the Directors may appoint a person to execute such an agreement in the name of the persons entitled to a dividend, property, fully paid up shares or debentures as shares or debentures as aforesaid, and such an appointment shall be valid.

(c) The Company shall not be obligated to pay interest on a dividend.

(d) The Board may, with respect to all dividends not collected within one year after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded. The Company shall not pay interest for dividends or interest not collected.

ACCOUNTS AND AUDIT

101. The Board shall cause accurate books of account to be kept in accordance with the provisions of the Law and any other applicable law. Such books of account shall be kept at the Office or at such other place as the Board deems fit and they shall also be open for inspection by the Directors. Unless otherwise set forth in any agreement between the Company and any Shareholder, the Company shall not be required to send copies of its annual financial statements to Shareholders. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the Office.

102. The Company shall prepare annual financial reports within nine months following the end of each fiscal year. The Company shall prepare financial reports as required by law.

103. The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board to fix such remuneration subject to such criteria or standards, and if so such criteria or standards, if any, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

NOTICES

104. Subject to the other provisions of these Articles concerning notices, a notice or any other document may be served by the Company to any Shareholder either personally or by sending it by facsimile, email, registered mail or recognized courier service addressed to such Shareholder at his address, wherever situated, as appearing in the Company’s Shareholders Register.

105. All notices directed to be given to the Shareholders shall, with respect to any shares to which persons are jointly entitled, be given to one of the joint holders, and any notice so given shall be sufficient notice to the holders of such share.

106. Prior and timely notice of the convening of a Shareholders meeting shall be given to each Shareholder, wherever situated, at the last address provided by the Shareholder. Any Shareholder registered in the Company’s Shareholders Register who shall, from time to time, furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address.

107. A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Shareholder by sending it through the post in a prepaid letter or postcard or facsimile or email addressed to them by name, at the address, if any, in Israel furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

108. Any notice or other document if served or sent by post shall be deemed given (a) when hand delivered to the other party; (b) when received, if sent by facsimile to the number set forth in the Company’s Shareholders Register provided that the sender of such notice received either electronic or other confirmation that such notice has been received; (c) seven (7) business days after deposit in the mail with first class or registered mail receipt requested postage prepaid and addressed to the Shareholder’s address set forth in the Company’s Shareholders Register; or (d) two (2) business days after deposit with a recognized carrier service, postage prepaid, addressed to the Shareholder’s address set forth in the Company’s Shareholders Register, with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

109. In any case where it is necessary to give prior notice of a certain number of days or a notice valid for a certain period, the date of delivery shall be taken into account in the number of days or period.

REORGANIZATION OF THE COMPANY

110. Subject to Article 14 above, at the time of sale of the Company’s material assets the Board may, or at the time of liquidation the liquidators may, receive shares paid in full or in part, debentures or other securities of any other Company, whether already existing at that time or whether about to be established for the purpose of acquiring the property of the Company, or a part thereof. The Board (if the profits of the Company so permit) or the liquidators (at the time of liquidation) may distribute among the Shareholders in accordance with these Articles the shares or aforesaid securities or any other property of the Company without realizing them, or deposit them with trustees for the Shareholders, and such a resolution may value the securities or property aforesaid at such price and in such manner as the meeting shall decide.

CORPORATE OPPORTUNITIES; INDEMNITY; INSURANCE; DUTY OF CARE

111. Subject to the Law, in the event that a Director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company (whether such potential transaction or matter is proposed by a third-party or is conceived of by such office holder), then, subject to the obligations of such Director pursuant to the Law or other applicable law, such Director shall be entitled to offer such corporate opportunity to the Company as such Director deems appropriate under the circumstances in its sole discretion, and no such Director shall be liable to the Company or its shareholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Company by reason of the fact that (i) such Director did not communicate information regarding such corporate opportunity to the Company or (ii) such Director pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person.

112. Subject to the provisions of the Law and any other applicable law, the Company may indemnify any office holder, as this term is defined under the Law, retroactively to the fullest extent permitted by Law with respect to the liabilities or expenses, specified herein (“Indemnifiable Expenses”):

(1) a monetary liability imposed on an office holder by a judgment in favor of another person, including a judgment imposed on such office holder in a settlement or in an arbitrator’s award that was approved by the court, all with respect of an act or omission performed by him by virtue of being an office holder of the Company;

(2) reasonable litigation expenses, including attorneys’ fees, which the office holder incurred or with which he was charged by a court order, in a proceeding brought against him by the Company, on its behalf or by another person, or in a criminal proceeding in which he was found innocent, or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent all with respect of an act or omission performed by him by virtue of being an office holder of the Company.

(3) reasonable litigation expenses, including attorneys’ fees, which the office holder incurred as a result of an investigation or proceeding instituted against him by an competent authority, which investigation or proceeding has not ended in a criminal charge or in a financial liability in lieu of a criminal proceeding, or has ended in a financial obligation in lieu of a criminal proceeding for an offence that does not require proof of criminal intent (the phrases “proceeding that has not ended in a criminal charge” and “financial obligation in lieu of a criminal proceeding” shall have the meaning as defined in Section 260(a1) of the Law), or in connection with a monetary penalty.

(4) a payment which an office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, 1968 (an “Injured Party”).

(5) expenses incurred by an office holder in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

Subject to the provisions of the Law and any other applicable law, the Company may undertake in advance to indemnify any office holder with respect to the Indemnifiable Expenses to the fullest extent permitted by Law, provided that such undertaking with respect of Article 112(1) above shall be limited to the events which in the opinion of the Board are foreseen at the time the undertaking to indemnify is given, and to amounts or standards which in the opinion of the Board are reasonable for such indemnification under the circumstances.

113. Subject to the provisions of the Law and any other applicable law, the Company may enter into an agreement for the insurance of an office holder responsibility for any liability or expense that will be imposed on such office holder in consequence of an act which was performed by him by virtue of his office, with respect to each of the following:

(1) violation of the duty of care of the office holder towards the Company or towards another person;

(2) breach of the fiduciary duty against the Company, on condition that the office holder acted in good faith and that he had reasonable grounds to assume that the act would not cause the Company any harm;

(3) a monetary obligation that will be imposed on the office holder to the benefit of another person;

(4) payment to an Injured Party; and

(5) expenses incurred by an office holder in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law and/or in connection with a monetary penalty, including reasonable legal expenses, which term includes attorney fees.

114. The Company is allowed to procure insurance for or indemnify any person who is not an office holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an office holder.

115. The Board may resolve in advance to exempt an office holder from all or some of his responsibility for damages caused to the Company pursuant to violation of his duty of care to it, to the maximum extent provided by Law.

In the event that after the date of adoption these Articles a change is made in any applicable law, statute or rule which expands the right of an Israeli company to indemnify an office holder, these Articles shall automatically be deemed to enable the Company to so expand the scope of indemnification that the Company is able to provide.

116.	WINDING UP

Subject to the rights of the Preferred Shares:

(a) In the event of winding up of the Company, the Company’s property distributable among the Shareholders shall be distributed in the rate proportionate to the sum paid on account of the nominal value of the shares held by them, of any class, without taking into account premiums paid in excess of the nominal value. Provisions of Article 110, with regard to the possibility of a distribution not quite in accordance with the legal rights shall apply to this distribution as well.

(b) If the Company is voluntarily wound up, the liquidators may, divide among the Shareholders the property as is, and they shall be entitled with a similar authorization to deposit any part of the Company’s property with trustees in escrow for the benefit of Shareholders, as they deem correct.

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